NORTHROP GRUMMAN CORPORATION

EXHIBIT 99.4
PART II
Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Northrop Grumman Corporation
Falls Church, Virginia

Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Northrop Grumman Corporation and subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of earnings and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 29, 2020, not presented herein, expressed an unqualified opinion on the Company’s internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for leases in 2019 due to the adoption of ASC 842, Leases.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

NORTHROP GRUMMAN CORPORATION

Revenue Recognition - Cost and Revenue Estimates for Development Contracts - Refer to Note 1 to the financial statements
Critical Audit Matter Description
As more fully described in Note 1 to the financial statements, the Company recognizes substantially all revenue as control is transferred to the customer on their long-term contracts over time using the cost-to-cost method (cost incurred relative to total cost estimated at completion). Use of the cost-to-cost-method requires the Company to make reasonably dependable estimates regarding the revenue and costs associated with the design, manufacture and delivery of their products or services. The Company estimates profit on these contracts as the difference between total estimated sales and total estimated costs at completion and recognizes that profit as costs are incurred. Cost estimates on contracts requiring development work are inherently more uncertain as to future events than production contracts, and, as a result, there is typically more variability in those estimates. Certain of these contracts are fixed price in nature, which results in greater financial risk associated with unanticipated cost growth. Alternatively, cost-type contracts may have award or incentive fees that are subject to uncertainty and may be earned over extended periods or towards the end of the contract. As a result, the estimation of costs required to complete these contracts and the expected revenues that will be earned is complex and requires significant judgment.
Given the judgment necessary to make reasonably dependable estimates regarding the revenue and costs associated with such contracts, auditing these estimates required extensive audit effort due to the complexity of the underlying programs and a high degree of auditor judgment when performing audit procedures and evaluating the results of those procedures.
How the Critical Audit Matter Was Addressed in the Audit
Our auditing procedures related to the cost and revenue estimates for these development contracts included the following, among others:

•
We tested the effectiveness of controls over the estimates of total costs and revenues on such contracts, including development costs and any related award or incentive fee estimates for the relevant performance obligations.

•	We selected certain long-term contracts for testing and performed the following procedures:

–
Evaluated whether the recognition of revenue over time on such contracts was appropriate based on the terms and conditions of each contract, including whether continuous transfer of control to the customer occurred as progress was made toward fulfilling the performance obligation.

–	Tested management’s identification of distinct performance obligations by evaluating whether the underlying goods and services were highly interdependent and interrelated.

–
Tested management’s determination of the transaction price, including any award or incentive fees, based on the consideration expected to be received in accordance with the rights and obligations established under the contracts and any contractual modifications.

–	Evaluated the estimates of total cost and revenue for the performance obligation by:

▪	Conducting site visits to the relevant program locations and directly observing the contract status, as well as making inquiries regarding any challenges related to the program.

▪	Comparing costs incurred to date to the costs management estimated to be incurred to date.

▪
Evaluating management’s ability to achieve the estimates of total cost and revenue by performing corroborating inquiries with the Company’s program and business management, and testing management’s process used to develop the estimates based on their work plans, engineering specifications, program labor, and supplier contracts.

▪	Comparing management’s estimates for the selected contracts to costs and revenues of similar performance obligations, when applicable.

–	Tested the mathematical accuracy of management’s calculation of revenue recognized during the period for the performance obligations.

NORTHROP GRUMMAN CORPORATION

Income Taxes - Uncertain Tax Positions - Refer to Notes 1 and 7 to the financial statements
Critical Audit Matter Description
The Company files income tax returns in the U.S. federal jurisdiction and in various state and foreign jurisdictions. Uncertain tax positions reflect the Company’s expected treatment of tax positions taken in a filed tax return, or planned to be taken in a future tax return or claim, which have not been reflected in measuring income tax expense or taxes payable for financial reporting purposes. Until these positions are sustained by the taxing authorities or the statute of limitations concerning such issues lapses, the Company does not generally recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position. The Company has recognized increased uncertain tax positions in recent years principally related to the methods of accounting associated with the timing of revenue recognition and related costs, and the 2017 Tax Act. Until the matters are resolved, the outcome is inherently uncertain and the Company discloses a summary of changes in their uncertain tax positions within the notes to their financial statements.
Auditing the assumptions associated with the Company’s uncertain tax positions involved especially challenging judgments given the complexity and inherent subjectivity involved in evaluating the potential outcomes of these matters.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the assumptions used in determining uncertain tax positions included the following, among others:

•
We tested the effectiveness of internal controls relating to the identification and completeness of, and recognition for, uncertain tax positions, including management’s controls over the underlying key assumptions and inputs used to derive the estimates.

•	With the assistance of our income tax specialists, we selected specific uncertain tax positions for testing and performed the following procedures:

–	Performed inquiries of the Company’s tax department, financial reporting department, and other personnel directly involved in the development of the estimates.

–
Obtained supporting documentation and evaluated how the Company supported the position, including the assumptions and estimates used for measurement, and how the taxing authorities have historically challenged the tax position, if applicable.

–	Obtained and read opinions provided by external counsel, as applicable, regarding the tax position taken by the Company.

–	Evaluated whether the uncertain tax position met the “more likely than not” recognition threshold.

–	Evaluated the appropriateness and consistency of the methodologies and assumptions used by management when developing these estimates.

•	We tested the mathematical accuracy of management’s calculations.

/s/	Deloitte & Touche LLP
McLean, Virginia
January 29, 2020
(April 28, 2020 as to the reclassification of segment information as described in Notes 1, 2, 8 and 16)
We have served as the Company’s auditor since 1975.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME

	Year Ended December 31
$ in millions, except per share amounts	2019	2018	2017
Sales
Product	$23,852	$20,469	$16,364
Service	9,989	9,626	9,640
Total sales	33,841	30,095	26,004
Operating costs and expenses
Product	18,675	15,785	12,527
Service	7,907	7,519	7,547
General and administrative expenses	3,290	3,011	2,712
Operating income	3,969	3,780	3,218
Other (expense) income
Interest expense	(528)	(562)	(360)
FAS (non-service) pension benefit	800	1,049	699
Mark-to-market pension and OPB (expense) benefit	(1,800)	(655)	536
Other, net	107	130	136
Earnings before income taxes	2,548	3,742	4,229
Federal and foreign income tax expense	300	513	1,360
Net earnings	$2,248	$3,229	$2,869

Basic earnings per share	$13.28	$18.59	$16.45
Weighted-average common shares outstanding, in millions	169.3	173.7	174.4
Diluted earnings per share	$13.22	$18.49	$16.34
Weighted-average diluted shares outstanding, in millions	170.0	174.6	175.6

Net earnings (from above)	$2,248	$3,229	$2,869
Other comprehensive loss
Change in unamortized prior service credit, net of tax expense of $15 in 2019, $19 in 2018 and $35 in 2017	(47)	(60)	(44)
Change in cumulative translation adjustment and other, net	2	(14)	(2)
Other comprehensive loss, net of tax	(45)	(74)	(46)
Comprehensive income	$2,203	$3,155	$2,823
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
$ in millions, except par value	2019	2018
Assets
Cash and cash equivalents	$2,245	$1,579
Accounts receivable, net	1,326	1,448
Unbilled receivables, net	5,334	5,026
Inventoried costs, net	783	654
Prepaid expenses and other current assets	997	973
Total current assets	10,685	9,680
Property, plant and equipment, net of accumulated depreciation of $5,850 for 2019 and $5,369 for 2018	6,912	6,372
Operating lease right-of-use assets	1,511	—
Goodwill	18,708	18,672
Intangible assets, net	1,040	1,372
Deferred tax assets	508	94
Other non-current assets	1,725	1,463
Total assets	$41,089	$37,653

Liabilities
Trade accounts payable	$2,226	$2,182
Accrued employee compensation	1,865	1,676
Advance payments and billings in excess of costs incurred	2,237	1,917
Other current liabilities	3,106	2,499
Total current liabilities	9,434	8,274
Long-term debt, net of current portion of $1,109 for 2019 and $517 for 2018	12,770	13,883
Pension and other postretirement benefit plan liabilities	6,979	5,755
Operating lease liabilities	1,308	—
Deferred tax liabilities	—	108
Other non-current liabilities	1,779	1,446
Total liabilities	32,270	29,466

Commitments and contingencies (Note 12)

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2019—167,848,424 and 2018—170,607,336	168	171
Paid-in capital	—	—
Retained earnings	8,748	8,068
Accumulated other comprehensive loss	(97)	(52)
Total shareholders’ equity	8,819	8,187
Total liabilities and shareholders’ equity	$41,089	$37,653
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
$ in millions	2019	2018	2017
Operating activities
Net earnings	$2,248	$3,229	$2,869
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	1,018	800	475
Mark-to-market pension and OPB expense (benefit)	1,800	655	(536)
Non-cash lease expense	247	—	—
Stock-based compensation	127	86	94
Deferred income taxes	(509)	234	985
Changes in assets and liabilities:
Accounts receivable, net	122	202	(209)
Unbilled receivables, net	(335)	(297)	(422)
Inventoried costs, net	(135)	(37)	25
Prepaid expenses and other assets	(78)	(56)	(92)
Accounts payable and other liabilities	617	381	570
Income taxes payable, net	(63)	(258)	(157)
Retiree benefits	(703)	(1,083)	(946)
Other, net	(59)	(29)	(43)
Net cash provided by operating activities	4,297	3,827	2,613

Investing activities
Acquisition of Orbital ATK, net of cash acquired	—	(7,657)	—
Capital expenditures	(1,264)	(1,249)	(928)
Other, net	57	28	39
Net cash used in investing activities	(1,207)	(8,878)	(889)

Financing activities
Payments of long-term debt	(500)	(2,276)	—
Net proceeds from issuance of long-term debt	—	—	8,245
Payments to credit facilities	(31)	(320)	(13)
Net (repayments of) borrowings on commercial paper	(198)	198	—
Common stock repurchases	(744)	(1,263)	(393)
Cash dividends paid	(880)	(821)	(689)
Payments of employee taxes withheld from share-based awards	(65)	(85)	(92)
Other, net	(6)	(28)	(98)
Net cash (used in) provided by financing activities	(2,424)	(4,595)	6,960
Increase (decrease) in cash and cash equivalents	666	(9,646)	8,684
Cash and cash equivalents, beginning of year	1,579	11,225	2,541
Cash and cash equivalents, end of year	$2,245	$1,579	$11,225
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year Ended December 31
$ in millions, except per share amounts	2019	2018	2017
Common stock
Beginning of year	$171	$174	$175
Common stock repurchased	(3)	(4)	(2)
Shares issued for employee stock awards and options	—	1	1
End of year	168	171	174
Paid-in capital
Beginning of year	—	44	—
Common stock repurchased	—	(34)	—
Stock compensation	—	(10)	44
End of year	—	—	44
Retained earnings
Beginning of year	8,068	6,913	5,141
Impact from adoption of ASU 2018-02 and ASU 2016-01	—	(21)	—
Common stock repurchased	(751)	(1,225)	(371)
Net earnings	2,248	3,229	2,869
Dividends declared	(880)	(822)	(687)
Stock compensation	63	(6)	(39)
End of year	8,748	8,068	6,913
Accumulated other comprehensive (loss) income
Beginning of year	(52)	1	47
Impact from adoption of ASU 2018-02 and ASU 2016-01	—	21	—
Other comprehensive income (loss), net of tax	(45)	(74)	(46)
End of year	(97)	(52)	1
Total shareholders’ equity	$8,819	$8,187	$7,132
Cash dividends declared per share	$5.16	$4.70	$3.90
The accompanying notes are an integral part of these consolidated financial statements.

NORTHROP GRUMMAN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Northrop Grumman Corporation (herein referred to as “Northrop Grumman,” the “company,” “we,” “us,” or “our”) is a leading global security company. We offer a broad portfolio of capabilities and technologies that enable us to deliver innovative platforms, systems and solutions for applications that range from undersea to outer space and into cyberspace. We provide capabilities in autonomous systems; cyber; command, control, communications and computers, intelligence, surveillance and reconnaissance (C4ISR); space; strike; and logistics and modernization. We participate in many high-priority defense and government programs in the United States (U.S.) and abroad. We conduct most of our business with the U.S. government, principally the Department of Defense (DoD) and intelligence community. We also conduct business with foreign, state and local governments, as well as commercial customers.
At December 31, 2019, the company was aligned in four operating sectors: Aerospace Systems, Innovation Systems, Mission Systems and Technology Services. Effective January 1, 2020, the company reorganized its sectors to better align the company’s broad portfolio to serve its customers’ needs. The four new sectors are: Aeronautics Systems, Defense Systems, Mission Systems and Space Systems. This realignment is reflected in the accompanying financial information.
On June 6, 2018 (the “Merger date”), the company completed its previously announced acquisition of Orbital ATK, Inc. (“Orbital ATK”) (the “Merger”). On the Merger date, Orbital ATK became a wholly-owned subsidiary of the company and its name was changed to Northrop Grumman Innovation Systems, Inc., which we established as a new, fourth business sector (“Innovation Systems”). The operating results of legacy Innovation Systems subsequent to the Merger date have been included in the company’s consolidated results of operations and are reflected in the Space Systems, Defense Systems and Aeronautics Systems sectors. See Note 2 for further information regarding the Merger.
Principles of Consolidation
The consolidated financial statements include the accounts of Northrop Grumman and its subsidiaries and joint ventures or other investments for which we consolidate the financial results. Intercompany accounts, transactions and profits are eliminated in consolidation. Investments in equity securities and joint ventures where the company has significant influence, but not control, are accounted for using the equity method.
Basis of Presentation
Effective January 1, 2019, we adopted Accounting Standards Codification (ASC) Topic 842, Leases, using the optional transition method to apply the standard through a cumulative effect adjustment in the period of adoption. The adoption of this standard is reflected in the amounts and disclosures set forth in this Form 10-K.
Accounting Estimates
The company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP” or “FAS”). The preparation thereof requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the date of the financial statements, as well as the reported amounts of sales and expenses during the reporting period. Estimates have been prepared using the most current and best available information; however, actual results could differ materially from those estimates.
Revenue Recognition
The majority of our sales are derived from long-term contracts with the U.S. government for the production of goods, the provision of services, or a combination of both. The company classifies sales as product or service based on the predominant attributes of each performance obligation.
The company recognizes revenue for each separately identifiable performance obligation in a contract representing a promise to transfer a distinct good or service to a customer. In most cases, goods and services provided under the company’s contracts are accounted for as single performance obligations due to the complex and integrated nature of our products and services. These contracts generally require significant integration of a group of goods and/or services to deliver a combined output. In some contracts, the company provides multiple distinct goods or services to a customer, most commonly when a contract covers multiple phases of the product life cycle (e.g., development, production, sustainment, etc.). In those cases, the company accounts for the distinct contract deliverables as separate performance obligations and allocates the transaction price to each performance obligation based on its relative standalone selling price, which is generally estimated using cost plus a reasonable margin. Warranties are provided

NORTHROP GRUMMAN CORPORATION

on certain contracts, but do not typically provide for services beyond standard assurances and are therefore not considered to be separate performance obligations. Assets recognized from the costs to obtain or fulfill a contract are not material.
Contracts are often modified for changes in contract specifications or requirements, which may result in scope and/or price changes. Most of the company’s contract modifications are for goods or services that are not distinct in the context of the contract and are therefore accounted for as part of the original performance obligation through a cumulative estimate-at-completion (EAC) adjustment.
The company recognizes revenue as control is transferred to the customer, either over time or at a point in time. In general, our U.S. government contracts contain termination for convenience and/or other clauses that generally provide the customer rights to goods produced and/or in-process. Similarly, our non-U.S. government contracts generally contain contractual termination clauses or entitle the company to payment for work performed to date for goods and services that do not have an alternative use. As control is effectively transferred while we perform on our contracts, we generally recognize revenue over time using the cost-to-cost method (cost incurred relative to total cost estimated at completion) as the company believes this represents the most appropriate measurement towards satisfaction of its performance obligations. Revenue for contracts in which the control of goods produced does not transfer until delivery to the customer is recognized at a point in time (i.e., typically upon delivery).
Contract Estimates
Use of the cost-to-cost method requires us to make reasonably dependable estimates regarding the revenue and cost associated with the design, manufacture and delivery of our products and services. The company estimates profit on these contracts as the difference between total estimated sales and total estimated cost at completion and recognizes that profit as costs are incurred. Significant judgment is used to estimate total sales and cost at completion.
Contract sales may include estimates of variable consideration, including cost or performance incentives (such as award and incentive fees), contract claims and requests for equitable adjustment (REAs). Variable consideration is included in total estimated sales to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We estimate variable consideration as the most likely amount to which we expect to be entitled.
We recognize changes in estimated contract sales or costs and the resulting changes in contract profit on a cumulative basis. Cumulative EAC adjustments represent the cumulative effect of the changes on current and prior periods; sales and operating margins in future periods are recognized as if the revised estimates had been used since contract inception. If it is determined that a loss is expected to result on an individual performance obligation, the entire amount of the estimable future loss, including an allocation of general and administrative (G&A) costs, is charged against income in the period the loss is identified.
The following table presents the effect of aggregate net EAC adjustments:

	Year Ended December 31
$ in millions, except per share data	2019	2018	2017
Revenue	$538	$631	$374
Operating income	480	577	360
Net earnings(1)	379	456	234
Diluted earnings per share(1)	2.23	2.61	1.33

(1)	Based on a 21% federal statutory tax rate for the years ended December 31, 2019 and 2018 and a 35% federal statutory tax rate for the year ended December 31, 2017.
EAC adjustments on a single performance obligation can have a material effect on the company’s financial statements. When such adjustments occur, we generally disclose the nature, underlying conditions and financial impact of the adjustments. No such adjustments were material to the financial statements during the year ended December 31, 2019. During the second quarter of 2018, the company recognized $69 million of favorable EAC adjustments on multiple restricted programs at Aeronautics Systems. During the third quarter of 2017, the company recorded a $56 million favorable EAC adjustment on a restricted program at Space Systems.
Backlog
Backlog represents the future sales we expect to recognize on firm orders received by the company and is equivalent to the company’s remaining performance obligations at the end of each period. It comprises both funded backlog (firm orders for which funding is authorized and appropriated) and unfunded backlog. Unexercised contract options

NORTHROP GRUMMAN CORPORATION

and indefinite delivery indefinite quantity (IDIQ) contracts are not included in backlog until the time an option or IDIQ task order is exercised or awarded.
Company backlog as of December 31, 2019 was $64.8 billion. We expect to recognize approximately 45 percent and 70 percent of our December 31, 2019 backlog as revenue over the next 12 and 24 months, respectively, with the remainder to be recognized thereafter.
Contract Assets and Liabilities
For each of the company’s contracts, the timing of revenue recognition, customer billings, and cash collections results in a net contract asset or liability at the end of each reporting period. Fixed-price contracts are typically billed to the customer either using progress payments, whereby amounts are billed monthly as costs are incurred or work is completed, or performance based payments, which are based upon the achievement of specific, measurable events or accomplishments defined and valued at contract inception. Cost-type contracts are typically billed to the customer on a monthly or semi-monthly basis.
Contract assets are equivalent to and reflected as Unbilled receivables in the consolidated statements of financial position and are primarily related to long-term contracts where revenue recognized under the cost-to-cost method exceeds amounts billed to customers. Unbilled receivables are classified as current assets and, in accordance with industry practice, include amounts that may be billed and collected beyond one year due to the long-cycle nature of many of our contracts. Accumulated contract costs in unbilled receivables include costs such as direct production costs, factory and engineering overhead, production tooling costs, and allowable G&A. Unbilled receivables also include certain estimates of variable consideration described above. These contract assets are not considered a significant financing component of the company’s contracts as the payment terms are intended to protect the customer in the event the company does not perform on its obligations under the contract.
Contract liabilities are equivalent to and reflected as Advance payments and billings in excess of costs incurred in the consolidated statements of financial position. Certain customers make advance payments prior to the company’s satisfaction of its obligations on the contract. These amounts are recorded as contract liabilities until such obligations are satisfied, either over time as costs are incurred or at a point in time when deliveries are made. Contract liabilities are not a significant financing component as they are generally utilized to pay for contract costs within a one-year period or are used to ensure the customer meets contractual requirements.
Net contract assets are as follows:

$ in millions	December 31, 2019	December 31, 2018	$ Change	% Change
Unbilled receivables, net	$5,334	$5,026	$308	6%
Advance payments and amounts in excess of costs incurred	(2,237)	(1,917)	(320)	17%
Net contract assets	$3,097	$3,109	$(12)	—%

The change in the balances of the company’s contract assets and liabilities primarily results from timing differences between revenue recognition and customer billings and/or payments. Net contract assets as of December 31, 2019 are consistent with the prior year and reflect an increase in Advance payments and amounts in excess of costs incurred at all four sectors as well as an increase in Unbilled receivables, net at Mission Systems and Defense Systems.
The amount of revenue recognized for the years ended December 31, 2019, 2018 and 2017 that was included in the contract liability balance at the beginning of each year was $1.3 billion, $1.3 billion and $1.2 billion, respectively.
Disaggregation of Revenue
See Note 16 for information regarding the company’s sales by customer type, contract type and geographic region for each of our segments. We believe those categories best depict how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors.
General and Administrative Expenses
In accordance with the regulations that govern cost accounting requirements for government contracts, most general management and corporate expenses incurred at the segment and corporate locations are considered allowable and allocable costs. Allowable and allocable G&A costs, including independent research and development (IR&D) and bid and proposal (B&P) costs, are allocated on a systematic basis to contracts in progress and are included as a component of total estimated contract costs.

NORTHROP GRUMMAN CORPORATION

Research and Development
Company-sponsored research and development activities primarily include efforts related to government programs. Company-sponsored IR&D expenses totaled $953 million, $764 million and $639 million in 2019, 2018 and 2017, respectively, which represented 2.8 percent, 2.5 percent and 2.5 percent of total sales, respectively. Customer-funded research and development activities are charged directly to the related contracts.
Income Taxes
Provisions for federal and foreign income taxes are calculated on reported earnings before income taxes based on current tax law and include the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provisions differ from the amounts currently payable because certain items of income and expense are recognized in different periods for financial reporting purposes than for income tax purposes. The company recognizes federal and foreign interest accrued related to unrecognized tax benefits in income tax expense. Federal tax penalties are recognized as a component of income tax expense.
In accordance with the regulations that govern cost accounting requirements for government contracts, current state and local income and franchise taxes are generally considered allowable and allocable costs and, consistent with industry practice, are recorded in operating costs and expenses. The company generally recognizes changes in deferred state taxes and unrecognized state tax benefits in unallocated corporate expenses.
Uncertain tax positions reflect the company’s expected treatment of tax positions taken in a filed tax return, or planned to be taken in a future tax return or claim, which have not been reflected in measuring income tax expense or taxes payable for financial reporting purposes. Until these positions are sustained by the taxing authorities or the statute of limitations concerning such issues lapses, the company does not generally recognize the tax benefits resulting from such positions and reports the tax effects as a liability for uncertain tax positions in its consolidated statements of financial position.
Cash and Cash Equivalents
Cash and cash equivalents are comprised of cash in banks and highly liquid instruments with original maturities of three months or less, primarily consisting of bank time deposits and investments in institutional money market funds. Cash in bank accounts often exceeds federally insured limits.
Fair Value of Financial Instruments
The company measures the fair value of its financial instruments using observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.
These two types of inputs create the following fair value hierarchy:
Level 1 - Quoted prices for identical instruments in active markets.
Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 - Significant inputs to the valuation model are unobservable.
The company holds a portfolio of marketable securities consisting of securities to partially fund non-qualified employee benefit plans. A portion of these securities are held in common/collective trust funds and are measured at fair value using net asset value (NAV) per share as a practical expedient. Marketable securities accounted for as trading are recorded at fair value on a recurring basis and are included in Other non-current assets in the consolidated statements of financial position. Changes in unrealized gains and losses on trading securities are included in Other, net in the consolidated statements of earnings and comprehensive income. Investments in held-to-maturity instruments with original maturities greater than three months are recorded at amortized cost.
Derivative financial instruments are recognized as assets or liabilities in the financial statements and measured at fair value on a recurring basis. Changes in the fair value of derivative financial instruments that are designated as fair value hedges are recorded in net earnings, while the changes in the fair value of derivative financial instruments that are designated as cash flow hedges are recorded as a component of other comprehensive income until settlement. For derivative financial instruments not designated as hedging instruments, gains or losses resulting from changes in the fair value are reported in Other, net in the consolidated statements of earnings and comprehensive income.
The company uses derivative financial instruments to manage its exposure to foreign currency exchange risk related to receipts from customers and payments to suppliers denominated in foreign currencies (i.e., foreign currency

NORTHROP GRUMMAN CORPORATION

forward contracts). For foreign currency forward contracts, where model-derived valuations are appropriate, the company utilizes the income approach to determine the fair value and uses the applicable London Interbank Offered Rate (LIBOR) swap rates.
The company does not use derivative financial instruments for trading or speculative purposes, nor does it use leveraged financial instruments. Credit risk related to derivative financial instruments is considered minimal and is managed through the use of multiple counterparties with high credit standards and periodic settlements of positions, as well as by entering into master netting agreements with most of our counterparties.
Inventoried Costs
Inventoried costs generally comprise costs associated with unsatisfied performance obligations on contracts accounted for using point in time revenue recognition, costs incurred in excess of existing contract requirements or funding that are probable of recovery and other accrued contract costs that are expected to be recoverable when allocated to specific contracts. Product inventory primarily consists of raw materials and is stated at the lower of cost or net realizable value, generally using the average cost method.
Accumulated contract costs in inventoried costs include costs such as direct production costs, factory and engineering overhead, production tooling costs, and allowable G&A. Inventoried costs are classified as current assets and, in accordance with industry practice, include amounts related to contracts having production cycles longer than one year.
Cash Surrender Value of Life Insurance Policies
The company maintains whole life insurance policies on a group of executives, which are recorded at their cash surrender value as determined by the insurance carrier. The company also has split-dollar life insurance policies on former officers and executives from acquired businesses, which are recorded at the lesser of their cash surrender value or premiums paid. These policies are utilized as a partial funding source for deferred compensation and other non-qualified employee retirement plans. As of December 31, 2019 and 2018, the carrying values associated with these policies were $380 million and $316 million, respectively, and are recorded in Other non-current assets in the consolidated statements of financial position.
Property, Plant and Equipment
Property, plant and equipment are depreciated over the estimated useful lives of individual assets. Most assets are depreciated using declining-balance methods, with the remainder using the straight-line method. Depreciation expense is generally recorded in the same segment where the related assets are held. However, the additional depreciation expense related to the step-up in fair value of property, plant and equipment acquired through business combinations is recorded in unallocated corporate expense within operating income as such depreciation is not considered part of management’s evaluation of segment operating performance. Major classes of property, plant and equipment and their useful lives are as follows:

		December 31
Useful life in years, $ in millions	Useful Life	2019	2018
Land and land improvements	Up to 40(1)	$619	$636
Buildings and improvements	Up to 45	2,575	2,139
Machinery and other equipment	Up to 20	6,997	6,618
Capitalized software costs	3-5	606	603
Leasehold improvements	Length of Lease(2)	1,965	1,745
Property, plant and equipment, at cost		12,762	11,741
Accumulated depreciation		(5,850)	(5,369)
Property, plant and equipment, net		$6,912	$6,372

(1)	Land is not a depreciable asset.

(2)	Leasehold improvements are depreciated over the shorter of the useful life of the asset or the length of the lease.
Goodwill and Other Purchased Intangible Assets
The company tests goodwill for impairment at least annually as of December 31, or when an indicator of potential impairment exists. When performing the goodwill impairment test, the company uses a discounted cash flow approach corroborated by comparative market multiples, where appropriate, to determine the fair value of its reporting units.

NORTHROP GRUMMAN CORPORATION

Goodwill and other purchased intangible asset balances are included in the identifiable assets of their assigned business segment. However, the company includes the amortization of other purchased intangible assets in unallocated corporate expense within operating income as such amortization is not considered part of management’s evaluation of segment operating performance. The company’s customer-related intangible assets are generally amortized over their respective useful lives based on the pattern in which the future economic benefits of the intangible assets are expected to be consumed. Other intangible assets are generally amortized on a straight-line basis over their estimated useful lives.
Leases
The company leases certain buildings, land and equipment. Under ASC 842, at contract inception we determine whether a contract is or contains a lease and whether the lease should be classified as an operating or finance lease. Operating lease balances are included in Operating lease right-of-use assets, Other current liabilities, and Operating lease liabilities in our consolidated statements of financial position.
The company recognizes operating lease right-of-use assets and operating lease liabilities based on the present value of the future minimum lease payments over the lease term at commencement date. We use our incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. Many of our leases include renewal options aligned with our contract terms. We define the initial lease term to include renewal options determined to be reasonably certain. In our adoption of ASC 842, we elected not to recognize a right-of-use asset and a lease liability for leases with an initial term of 12 months or less; we recognize lease expense for these leases on a straight-line basis over the lease term. We elected the practical expedient to not separate lease components from nonlease components and applied that practical expedient to all material classes of leased assets.
Many of the company’s real property lease agreements contain incentives for tenant improvements, rent holidays or rent escalation clauses. For tenant improvement incentives, if the incentive is determined to be a leasehold improvement owned by the lessee, the company generally records a deferred rent liability and amortizes the deferred rent over the term of the lease as a reduction to rent expense. For rent holidays and rent escalation clauses during the lease term, the company records rental expense on a straight-line basis over the term of the lease. For these lease incentives, the company uses the date of initial possession as the commencement date, which is generally when the company is given the right of access to the space and begins to make improvements in preparation for intended use.
Finance leases are not material to our consolidated financial statements and the company is not a lessor in any material arrangements. We do not have any material restrictions or covenants in our lease agreements, sale-leaseback transactions, land easements or residual value guarantees.
Litigation, Commitments and Contingencies
We accrue for litigation, commitments and contingencies when management, after considering the facts and circumstances of each matter as then known to management, has determined it is probable a liability will be found to have been incurred and the amount of the loss can be reasonably estimated. When only a range of amounts is reasonably estimable and no amount within the range is more likely than another, the low end of the range is recorded. Legal fees are expensed as incurred. Due to the inherent uncertainties surrounding gain contingencies, we generally do not recognize potential gains until realized.
Environmental Costs
We accrue for environmental liabilities when management determines that, based on the facts and circumstances known to the company, it is probable the company will incur costs to address environmental impacts and the costs are reasonably estimable. When only a range of amounts is reasonably estimable and no amount within the range is more probable than another, we record the low end of the range. The company typically projects environmental costs for up to 30 years, records environmental liabilities on an undiscounted basis, and excludes asset retirement obligations and certain legal costs. At sites involving multiple parties, we accrue environmental liabilities based upon our expected share of liability, taking into account the financial viability of other liable parties.
Retirement Benefits
The company sponsors various defined benefit pension plans and defined contribution retirement plans covering substantially all of its employees. In most cases, our defined contribution plans provide for a company match of employee contributions. The company also provides postretirement benefits other than pensions to eligible retirees and qualifying dependents, consisting principally of health care and life insurance benefits.

NORTHROP GRUMMAN CORPORATION

The liabilities, unamortized prior service credits and annual income or expense of the company’s defined benefit pension and other postretirement benefit plans (OPB) are determined using methodologies that involve several actuarial assumptions.
Because U.S. government regulations provide for the costs of pension and OPB plans to be charged to our contracts in accordance with the Federal Acquisition Regulation (FAR) and the related U.S. Government Cost Accounting Standards (CAS) that govern such plans, we calculate retiree benefit plan costs under both FAS and CAS methods. While both FAS and CAS recognize a normal service cost component in measuring periodic pension cost, there are differences in the way the components of annual pension costs are calculated under each method. Measuring plan obligations under FAS and CAS includes different assumptions and models, such as in estimating returns on plan assets, calculating interest expense and the periods over which gains/losses related to pension assets and actuarial changes are recognized. As a result, annual retiree benefit plan expense amounts for FAS are different from the amounts for CAS in any given reporting period even though the ultimate cost of providing benefits over the life of the plans is the same under either method. CAS retiree benefit plan costs are charged to contracts and are included in segment operating income, and the difference between the service cost component of FAS expense and total CAS expense is recorded in operating income at the consolidated company level. Not all net periodic pension expense is recognized in net earnings in the year incurred because it is allocated as production costs and a portion remains in inventory at the end of a reporting period.
Actuarial gains and losses are immediately recognized in net periodic benefit cost for FAS through Mark-to-market pension and OPB (“MTM”) (expense) benefit upon annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement. Prior service credits are recognized as a component of Accumulated other comprehensive loss and amortized into earnings in future periods.
Stock Compensation
The company’s stock compensation plans are classified as equity plans and compensation expense is generally recognized over the vesting period of stock awards (typically three years), net of estimated forfeitures. The company issues stock awards in the form of restricted performance stock rights and restricted stock rights. The fair value of stock awards is determined based on the closing market price of the company’s common stock on the grant date. At each reporting date, the number of shares used to calculate compensation expense and diluted earnings per share is adjusted to reflect the number ultimately expected to vest.
Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss are as follows:

	December 31
$ in millions	2019	2018
Unamortized prior service credit, net of tax expense of $17 for 2019 and $32 for 2018	$51	$98
Cumulative translation adjustment	(147)	(144)
Other, net	(1)	(6)
Total accumulated other comprehensive loss	$(97)	$(52)

Related Party Transactions
For all periods presented, the company had no material related party transactions.
Accounting Standards Updates
On February 25, 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASC Topic 842 supersedes existing lease guidance, including ASC 840 - Leases. Among other things, ASU 2016-02 requires recognition of a right-of-use asset and liability for future lease payments for contracts that meet the definition of a lease and requires disclosure of certain information about leasing arrangements. On July 30, 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which, among other things, allows companies to elect an optional transition method to apply the new lease standard through a cumulative-effect adjustment in the period of adoption.
We adopted the standard on January 1, 2019 using the optional transition method and, as a result, did not recast prior period consolidated financial statements. All prior period amounts and disclosures are presented under ASC 840. We elected the package of practical expedients, which, among other things, allows us to carry forward our prior lease classifications under ASC 840. We did not elect to adopt the hindsight practical expedient and are therefore maintaining the lease terms we previously determined under ASC 840. Adoption of the new standard resulted in the

NORTHROP GRUMMAN CORPORATION

recording of additional lease assets and lease liabilities on the consolidated statements of financial position with no cumulative impact to retained earnings and did not have a material impact on our results of operations or cash flows.
Other accounting standards updates adopted and/or issued, but not effective until after December 31, 2019, are not expected to have a material effect on the company’s consolidated financial position, annual results of operations and/or cash flows.
2. ACQUISITION OF ORBITAL ATK
On June 6, 2018, the company completed its previously announced acquisition of Orbital ATK, by acquiring all of the outstanding shares of Orbital ATK for a purchase price of $7.7 billion in cash. On the Merger date, Orbital ATK became a wholly-owned subsidiary of the company and its name was changed to Northrop Grumman Innovation Systems, Inc. We established Innovation Systems as a new, fourth business sector. Its main products include precision munitions and armaments; tactical missiles and subsystems; ammunition; launch vehicles; space and strategic propulsion systems; aerospace structures; space exploration products; and national security and commercial satellite systems and related components/services. The acquisition was financed with proceeds from the company’s debt financing completed in October 2017 and cash on hand. We believe this acquisition has enabled us to broaden our capabilities and offerings, provide additional innovative solutions to meet our customers’ emerging requirements, create value for shareholders and provide expanded opportunities for our combined employees.
The operating results of legacy Innovation Systems subsequent to the Merger date are included in the company’s consolidated results of operations and reflected in the Space Systems, Defense Systems and Aeronautics Systems sectors. We recognized customer sales of $3.1 billion, operating income of $342 million and net earnings of $273 million related to legacy Innovation Systems businesses for the period from the Merger date to December 31, 2018.
The company recognized $29 million of acquisition-related costs that were expensed as incurred during the year ended December 31, 2018. These costs are included in Product and Service cost in the consolidated statements of earnings and comprehensive income.
Purchase Price Allocation
The acquisition was accounted for as a purchase business combination. As such, the company recorded the assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the fair value of assets acquired and liabilities assumed recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires significant judgment, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. In some cases, the company used discounted cash flow analyses, which were based on our best estimate of future sales, earnings and cash flows after considering such factors as general market conditions, customer budgets, existing firm and future orders, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could yield materially different results.
During the second quarter of 2019, the company finalized its determination of the fair values of the assets acquired and liabilities assumed as of the Merger date. Based on additional information obtained during the measurement period, the company refined its initial assessment of fair value and recognized the following significant adjustments to our preliminary purchase price allocation: Intangible assets increased $220 million, Other current liabilities increased $114 million, Pension and OPB plan liabilities increased $56 million, Other non-current liabilities increased $53 million, Other current assets increased $44 million and Goodwill decreased $36 million. These adjustments did not result in a material impact on the financial results of prior periods.
The Merger date fair value of the consideration transferred totaled $7.7 billion in cash, which was comprised of the following:

$ in millions, except per share amounts	Purchase price
Shares of Orbital ATK common stock outstanding as of the Merger date	57,562,152
Cash consideration per share of Orbital ATK common stock	$134.50
Total purchase price	$7,742

NORTHROP GRUMMAN CORPORATION

The following purchase price allocation table presents the company’s final determination of the fair values of assets acquired and liabilities assumed at the Merger date:

$ in millions	As of June 6, 2018
Cash and cash equivalents	$85
Accounts receivable	596
Unbilled receivables	1,237
Inventoried costs	220
Other current assets	237
Property, plant and equipment	1,509
Goodwill	6,259
Intangible assets	1,525
Other non-current assets	151
Total assets acquired	11,819
Trade accounts payable	(397)
Accrued employee compensation	(158)
Advance payments and billings in excess of costs incurred	(222)
Below market contracts(1)	(151)
Other current liabilities	(412)
Long-term debt	(1,687)
Pension and OPB plan liabilities	(613)
Deferred tax liabilities	(248)
Other non-current liabilities	(189)
Total liabilities assumed	(4,077)
Total purchase price	$7,742

(1)	Included in Other current liabilities in the consolidated statements of financial position.
The following table presents a summary of purchased intangible assets and their related estimated useful lives:

	Fair Value (in millions)	Estimated Useful Life in Years
Customer contracts	$1,245	9
Commercial customer relationships	280	13
Total customer-related intangible assets	$1,525

The purchase price allocation resulted in the recognition of $6.3 billion of goodwill, which was allocated to the Space Systems, Defense Systems and Aeronautics Systems sectors (refer to Note 8). The goodwill recognized is attributable to expected revenue synergies generated by the integration of Northrop Grumman products and technologies with those of legacy Orbital ATK, synergies resulting from the consolidation or elimination of certain costs, and intangible assets that do not qualify for separate recognition, such as the assembled workforce of Orbital ATK. None of the goodwill is expected to be deductible for tax purposes.

NORTHROP GRUMMAN CORPORATION

Unaudited Supplemental Pro Forma Information
The following table presents unaudited pro forma financial information prepared in accordance with Article 11 of Regulation S-X and computed as if Orbital ATK had been included in our results as of January 1, 2017:

	Year Ended December 31
$ in millions, except per share amounts	2018	2017
Sales	$32,319	$30,634
Net earnings	3,417	2,938
Diluted earnings per share	19.57	16.73

The unaudited supplemental pro forma financial data has been calculated after applying our accounting policies and adjusting the historical results of Orbital ATK with pro forma adjustments, net of tax, that assume the acquisition occurred on January 1, 2017. Significant pro forma adjustments include the following:

1.	The impact of the adoption of ASC Topic 606 on Orbital ATK’s historical sales of $21 million and cost of sales of $21 million, for the year ended December 31, 2017.

2.	The elimination of intercompany sales and costs of sales between the company and Orbital ATK of $80 million and $155 million for the years ended December 31, 2018 and 2017, respectively.

3.
The elimination of nonrecurring transaction costs incurred by the company and Orbital ATK in connection with the Merger of $71 million and $57 million for the years ended December 31, 2018 and 2017, respectively.

4.
The recognition of additional depreciation expense, net of removal of historical depreciation expense, of $8 million and $40 million for the years ended December 31, 2018 and 2017, respectively, related to the step-up in fair value of acquired property, plant and equipment.

5.
Additional interest expense related to the debt issued to finance the Merger, including amortization of the debt issuance costs associated with the newly issued debt, of $208 million for the year ended December 31, 2017. Interest expense and amortization of debt issuance costs have been included in the company's historical financial statements since the date of issuance (October 12, 2017).

6.
The recognition of additional amortization expense, net of removal of historical amortization expense, of $90 million and $290 million for the years ended December 31, 2018 and 2017, respectively, related to the fair value of acquired intangible assets.

7.
The elimination of Orbital ATK’s historical amortization of net actuarial losses and prior service credits and impact of the revised pension and OPB net periodic benefit cost as determined under the company’s plan assumptions of $51 million and $110 million for the years ended December 31, 2018 and 2017, respectively.

8.
The income tax effect on the pro forma adjustments, which was calculated using the federal statutory tax rate in effect in each respective period, of $(5) million and $130 million for the years ended December 31, 2018 and 2017, respectively.

The unaudited pro forma financial information does not reflect the potential realization of revenue synergies or cost savings, nor does it reflect other costs relating to the integration of the two companies. This unaudited pro forma financial information should not be considered indicative of the results that would have actually occurred if the acquisition had been consummated on January 1, 2017, nor are they indicative of future results.
3. EARNINGS PER SHARE, SHARE REPURCHASES AND DIVIDENDS ON COMMON STOCK
Basic Earnings Per Share
We calculate basic earnings per share by dividing net earnings by the weighted-average number of shares of common stock outstanding during each period.
Diluted Earnings Per Share
Diluted earnings per share include the dilutive effect of awards granted to employees under stock-based compensation plans. The dilutive effect of these securities totaled 0.7 million, 0.9 million and 1.2 million shares for the years ended December 31, 2019, 2018 and 2017, respectively.

NORTHROP GRUMMAN CORPORATION

Share Repurchases
On September 16, 2015, the company’s board of directors authorized a share repurchase program of up to $4.0 billion of the company’s common stock (the “2015 Repurchase Program”). Repurchases under the 2015 Repurchase Program commenced in March 2016.
On December 4, 2018, the company’s board of directors authorized a new share repurchase program of up to an additional $3.0 billion in share repurchases of the company’s common stock (the “2018 Repurchase Program”). By its terms, repurchases under the 2018 Repurchase Program will commence upon completion of the 2015 Repurchase Program and will expire when we have used all authorized funds for repurchases.
During the fourth quarter of 2018, the company entered into an accelerated share repurchase (ASR) agreement with Goldman Sachs & Co. LLC (Goldman Sachs) to repurchase $1.0 billion of the company’s common stock under the 2015 Repurchase Program. Under the agreement, we made a payment of $1.0 billion to Goldman Sachs and received an initial delivery of 3.0 million shares valued at $800 million that were immediately canceled by the company. The remaining balance was settled on January 4, 2019 with a final delivery of 0.9 million shares from Goldman Sachs. The final average purchase price was $260.32 per share.
As of December 31, 2019, repurchases under the 2015 Repurchase Program totaled $3.7 billion; $0.3 billion remained under this share repurchase authorization. By its terms, the 2015 Repurchase Program is set to expire when we have used all authorized funds for repurchases.
Share repurchases take place from time to time, subject to market conditions and management’s discretion, in the open market or in privately negotiated transactions. The company retires its common stock upon repurchase and, in the periods presented, has not made any purchases of common stock other than in connection with these publicly announced repurchase programs.
The table below summarizes the company’s share repurchases to date under the authorizations described above:

Repurchase Program Authorization Date	Amount Authorized (in millions)	Total Shares Retired (in millions)	Average Price Per Share(1)	Date Completed	Shares Repurchased (in millions)

					Year Ended December 31
					2019	2018	2017
September 16, 2015	$4,000	14.5	$255.04		3.2	3.8	1.6
December 4, 2018	$3,000	—	$—		—	—	—
					3.2	3.8	1.6

(1)	Includes commissions paid.
Dividends on Common Stock
In May 2019, the company increased the quarterly common stock dividend 10 percent to $1.32 per share from the previous amount of $1.20 per share.
In May 2018, the company increased the quarterly common stock dividend 9 percent to $1.20 per share from the previous amount of $1.10 per share.
In January 2018, the company increased the quarterly common stock dividend 10 percent to $1.10 per share from the previous amount of $1.00 per share.
In May 2017, the company increased the quarterly common stock dividend 11 percent to $1.00 per share from the previous amount of $0.90 per share.
4. ACCOUNTS RECEIVABLE, NET
Accounts receivable, net represent amounts billed and due from customers. Substantially all accounts receivable at December 31, 2019 are expected to be collected in 2020. The company does not believe it has significant exposure to credit risk as the majority of our accounts receivable are due from the U.S. government either as the ultimate customer or in connection with foreign military sales.

NORTHROP GRUMMAN CORPORATION

Accounts receivable consisted of the following:

	December 31
$ in millions	2019	2018
Due from U.S. government (1)	$1,030	$1,164
Due from international and other customers	329	318
Accounts receivable, gross	1,359	1,482
Allowance for doubtful accounts	(33)	(34)
Accounts receivable, net	$1,326	$1,448

(1)	Includes receivables due from the U.S. government associated with foreign military sales (FMS). For FMS, we contract with and are paid by the U.S. government.
5. UNBILLED RECEIVABLES, NET
Unbilled receivables, net represent revenue recognized under the cost-to-cost method that exceeds amounts billed to customers. Substantially all unbilled receivables at December 31, 2019 are expected to be billed and collected in 2020. Progress and performance-based payments are reflected as an offset to the related unbilled receivable balances.
Unbilled receivables consisted of the following:

	December 31
$ in millions	2019	2018
Due from U.S. government (1)
Unbilled receivables	$17,347	$16,823
Progress and performance-based payments received	(12,838)	(12,539)
Total due from U.S. government	4,509	4,284
Due from international and other customers
Unbilled receivables	4,063	3,811
Progress and performance-based payments received	(3,193)	(3,030)
Total due from international and other customers	870	781
Unbilled receivables, net of progress and performance-based payments received	5,379	5,065
Allowance for doubtful accounts	(45)	(39)
Unbilled receivables, net	$5,334	$5,026

(1)	Includes unbilled receivables due from the U.S. government associated with FMS sales. For FMS, we contract with and are paid by the U.S. government.

NORTHROP GRUMMAN CORPORATION

6. INVENTORIED COSTS, NET
Inventoried costs are primarily associated with contracts where the U.S. government is the primary customer, therefore the company does not believe it has significant exposure to recoverability risk related to these amounts.
Inventoried costs, net consisted of the following:

	December 31
$ in millions	2019	2018
Production costs of contracts in process	$476	$402
G&A expenses	31	16
	507	418
Progress and performance-based payments received	(41)	(41)
	466	377
Product inventory and raw material	317	277
Inventoried costs, net	$783	$654

7. INCOME TAXES
The 2017 Tax Act was enacted in December 2017 and included a number of changes to previous U.S. tax laws that impacted the company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. In accordance with Staff Accounting Bulletin No.118, the company recognized provisional tax expense of $285 million for the year ended December 31, 2017 and additional tax expense of $5 million for the year ended December 31, 2018 related to the 2017 Tax Act.

Federal and foreign income tax expense consisted of the following:

	Year Ended December 31
$ in millions	2019	2018	2017
Federal income tax expense:
Current	$758	$292	$449
Deferred	(474)	213	907
Total federal income tax expense	284	505	1,356
Foreign income tax expense:
Current	10	7	8
Deferred	6	1	(4)
Total foreign income tax expense	16	8	4
Total federal and foreign income tax expense	$300	$513	$1,360

Earnings from foreign operations before income taxes are not material for all periods presented.

NORTHROP GRUMMAN CORPORATION

Income tax expense differs from the amount computed by multiplying earnings before income taxes by the statutory federal income tax rate due to the following:

	Year Ended December 31
$ in millions	2019		2018		2017
Income tax expense at statutory rate	$535	21.0%	$786	21.0%	$1,480	35.0%
Stock compensation - excess tax benefits	(14)	(0.5)	(27)	(0.7)	(48)	(1.1)
Research credit	(216)	(8.5)	(186)	(5.0)	(130)	(3.1)
Foreign derived intangible income	(28)	(1.1)	(16)	(0.4)	—	—
Manufacturing deduction	—	—	—	—	(97)	(2.3)
Settlements with taxing authorities	—	—	—	—	(42)	(1.0)
Impacts related to the 2017 Tax Act	—	—	(84)	(2.2)	285	6.8
MTM benefit tax rate differential(1)	—	—	—	—	(72)	(1.7)
Other, net	23	0.9	40	1.0	(16)	(0.4)
Total federal and foreign income taxes	$300	11.8%	$513	13.7%	$1,360	32.2%

(1)	Impact of applying the 2017 Tax Act enacted statutory tax rate of 21 percent versus 35 percent.
The year to date 2019 effective tax rate decreased to 11.8 percent from 13.7 percent in the same period of 2018. MTM expense reduced the 2019 effective tax rate by 3.7 percentage points and the 2018 effective tax rate by 1.1 percentage points. In addition, the company’s effective tax rate for 2019 reflects an increase in benefits for research credits and foreign derived intangible income of $30 million and $12 million, respectively, and the absence of an $84 million benefit associated with the 2017 Tax Act realized in 2018.
The year to date 2018 effective tax rate decreased to 13.7 percent from 32.2 percent in the same period of 2017 principally due to the reduction of the U.S. corporate income tax rate from 35 percent to 21 percent as a result of the 2017 Tax Act and a $56 million increase in research credits. In addition, the company’s effective tax rate for 2017 includes $285 million of tax expense recorded in connection with the 2017 Tax Act, largely due to the write-down of net deferred tax assets, offset by $97 million of tax benefits associated with manufacturing deductions and a $72 million tax benefit from the impact of applying the 2017 Tax Act enacted statutory tax rate of 21 percent versus 35 percent to the 2017 MTM benefit.
Income tax payments, net of refunds received, were $324 million, $270 million and $517 million for the years ended December 31, 2019, 2018 and 2017, respectively.
Uncertain Tax Positions
We file income tax returns in the U.S. federal jurisdiction and in various state and foreign jurisdictions. The Northrop Grumman 2014-2017 federal tax returns and refund claims related to its 2007-2016 federal tax returns are currently under IRS examination. In addition, legacy Orbital ATK federal tax returns for the year ended March 31, 2015, the nine-month transition period ended December 31, 2015 and calendar years 2016-2017 are currently under IRS examination.
Tax returns for open tax years related to state and foreign jurisdictions remain subject to examination. As state income taxes are generally considered allowable and allocable costs, any individual or aggregate state examination impacts are not expected to have a material impact on our financial results. Amounts currently subject to examination related to foreign jurisdictions are not material.

NORTHROP GRUMMAN CORPORATION

The change in unrecognized tax benefits during 2019, 2018 and 2017, excluding interest, is as follows:

	December 31
$ in millions	2019	2018	2017
Unrecognized tax benefits at beginning of the year	$748	$283	$135
Additions based on tax positions related to the current year	158	293	102
Additions for tax positions of prior years	400	207	110
Reductions for tax positions of prior years	(65)	(23)	(44)
Settlements with taxing authorities	(15)	(7)	(20)
Other, net	(3)	(5)	—
Net change in unrecognized tax benefits	475	465	148
Unrecognized tax benefits at end of the year	$1,223	$748	$283

During 2019, we increased our unrecognized tax benefits by approximately $319 million related to our methods of accounting associated with the timing of revenue recognition and related costs, and the 2017 Tax Act. It is reasonably possible that within the next twelve months our unrecognized tax benefits may decrease by up to $60 million. Since enactment of the 2017 Tax Act, the IRS and U.S. Treasury Department have issued and are expected to further issue interpretive guidance that impacts taxpayers. We will continue to evaluate such guidance as it is issued.
These liabilities, along with $56 million of accrued interest and penalties, are included in other current and non-current liabilities in the consolidated statements of financial position. If the income tax benefits from these tax positions are ultimately realized, $570 million of federal and foreign tax benefits would reduce the company’s effective tax rate.
Net interest expense within the company’s federal, foreign and state income tax provisions was not material for all years presented.

NORTHROP GRUMMAN CORPORATION

Deferred Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. Net deferred tax assets and liabilities are classified as non-current in the consolidated statements of financial position.
The tax effects of significant temporary differences and carryforwards that gave rise to year-end deferred federal, state and foreign tax balances, as presented in the consolidated statements of financial position, are as follows:

	December 31
$ in millions	2019	2018
Deferred Tax Assets
Retiree benefits	$1,827	$1,541
Accrued employee compensation	336	308
Provisions for accrued liabilities	166	139
Inventory	684	650
Stock-based compensation	38	42
Operating lease liabilities	411	—
Tax credits	166	174
Other	73	59
Gross deferred tax assets	3,701	2,913
Less valuation allowance	(160)	(142)
Net deferred tax assets	3,541	2,771
Deferred Tax Liabilities
Goodwill	515	511
Purchased intangibles	262	346
Property, plant and equipment, net	584	518
Operating lease right-of-use assets	404	—
Contract accounting differences	1,225	1,381
Other	43	29
Deferred tax liabilities	3,033	2,785
Total net deferred tax assets (liabilities)	$508	$(14)

Realization of deferred tax assets is primarily dependent on generating sufficient taxable income in future periods. The company believes it is more-likely-than-not our net deferred tax assets will be realized.
At December 31, 2019, the company has available tax credits and unused net operating losses of $324 million and $310 million, respectively, that may be applied against future taxable income. The majority of tax credits and net operating losses expire in 2020 through 2040, however, some may be carried forward indefinitely. Due to the uncertainty of the realization of the tax credits and net operating losses, the company has recorded valuation allowances of $121 million and $32 million as of December 31, 2019, respectively.
Undistributed Foreign Earnings
As of December 31, 2019, the company has accumulated undistributed earnings generated by our foreign subsidiaries and most have been taxed in the U.S. as a result of the 2017 Tax Act. The 2017 Tax Act allows for a dividend received deduction for repatriation of earnings. We intend to indefinitely reinvest these earnings, as well as future earnings from our foreign subsidiaries, to fund our international operations and foreign credit facility. In addition, we expect future U.S. cash generation will be sufficient to meet future U.S. cash needs.
8. GOODWILL AND OTHER PURCHASED INTANGIBLE ASSETS
Goodwill
As discussed in Note 2, the Merger resulted in the recognition of $6.3 billion of goodwill, which was allocated to the Space Systems, Defense Systems and Aeronautics Systems sectors.

NORTHROP GRUMMAN CORPORATION

Changes in the carrying amounts of goodwill for the years ended December 31, 2018 and 2019, were as follows:

$ in millions	Aeronautics Systems	Defense Systems	Mission Systems	Space Systems	Total
Balance as of December 31, 2017	$2,969	$2,259	$6,062	$1,165	$12,455
Acquisition of Orbital ATK	498	2,123	—	3,601	6,222
Other(1)	—	(5)	—	—	(5)
Balance as of December 31, 2018	$3,467	$4,377	$6,062	$4,766	$18,672
Acquisition of Orbital ATK	—	—	—	37	37
Other(1)	—	(1)	—	—	(1)
Balance as of December 31, 2019	$3,467	$4,376	$6,062	$4,803	$18,708

(1)	Other consists primarily of adjustments for foreign currency translation.
At December 31, 2019 and 2018, accumulated goodwill impairment losses totaled $417 million and $153 million at Aeronautics Systems and Space Systems, respectively.
Other Purchased Intangible Assets
Net customer-related and other intangible assets are as follows:

	December 31
$ in millions	2019	2018
Gross customer-related and other intangible assets	$3,356	$3,356
Less accumulated amortization	(2,316)	(1,984)
Net customer-related and other intangible assets	$1,040	$1,372

Amortization expense for 2019, 2018 and 2017, was $332 million, $203 million and $14 million, respectively. As of December 31, 2019, the expected future amortization of purchased intangibles for each of the next five years is as follows:

$ in millions
2020	$262
2021	204
2022	197
2023	78
2024	55

9. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the financial assets and liabilities the company records at fair value on a recurring basis identified by the level of inputs used to determine fair value. See Note 1 for the definitions of these levels and for further information on our financial instruments.

	December 31, 2019			December 31, 2018
$ in millions	Level 1	Level 2	Total	Level 1	Level 2	Total
Financial Assets (Liabilities)
Marketable securities	$364	$1	$365	$319	$1	$320
Marketable securities valued using NAV			17			15
Total marketable securities	364	1	382	319	1	335
Derivatives	—	(3)	(3)	—	(10)	(10)

The notional value of the company’s foreign currency forward contracts at December 31, 2019 and 2018 was $98 million and $114 million, respectively. The portion of notional value designated as a cash flow hedge at

NORTHROP GRUMMAN CORPORATION

December 31, 2019 was $7 million. At December 31, 2018, no portion of the notional value was designated as a cash flow hedge.
The derivative fair values and related unrealized gains/losses at December 31, 2019 and 2018 were not material.
There were no transfers of financial instruments between the three levels of the fair value hierarchy during the years ended December 31, 2019 and 2018.
The carrying value of cash and cash equivalents and commercial paper approximates fair value.
10. DEBT
Commercial Paper
The company maintains a commercial paper program that serves as a source of short-term financing with capacity to issue unsecured commercial paper notes up to $2.0 billion. At December 31, 2019, there were no commercial paper borrowings outstanding. At December 31, 2018, there were $198 million of outstanding short-term commercial paper borrowings at a weighted-average interest rate of 2.77 percent that had original maturities of three months or less from the date of issuance. The outstanding balance of commercial paper borrowings is recorded in Other current liabilities in the consolidated statements of financial position.
Credit Facilities
In August 2018, the company entered into a five-year senior unsecured credit facility in an aggregate principal amount of $2.0 billion (the “2018 Credit Agreement”). The revolving credit facility established under the 2018 Credit Agreement is intended to support the company’s commercial paper program and other general corporate purposes. At December 31, 2019, there was no balance outstanding under this facility. Commercial paper borrowings reduce the amount available for borrowing under the 2018 Credit Agreement. In October 2019, the company amended the 2018 Credit Agreement to extend its maturity date by one year from August 2023 to August 2024.
In December 2016, a subsidiary of the company entered into a two-year credit facility, with two additional one-year option periods, in an aggregate principal amount of £120 million (the equivalent of approximately $155 million as of December 31, 2019) (the “2016 Credit Agreement”). The company exercised the second option to extend the maturity to December 2020. The 2016 Credit Agreement is guaranteed by the company. At December 31, 2019, there was £60 million (the equivalent of approximately $78 million as of December 31, 2019) outstanding under this facility, which bears interest at a rate of LIBOR plus 1.10 percent. All of the borrowings outstanding under this facility are recorded in Other current liabilities in the consolidated statements of financial position.
Our credit agreements contain generally customary terms and conditions, including covenants restricting the company’s ability to sell all or substantially all of its assets, merge or consolidate with another entity or undertake other fundamental changes and incur liens. The company also cannot permit the ratio of its debt to capitalization (as set forth in the credit agreements) to exceed 65 percent. At December 31, 2019, the company was in compliance with all covenants under its credit agreements.

NORTHROP GRUMMAN CORPORATION

Unsecured Senior Notes
Long-term debt consists of the following:

$ in millions		December 31
		2019	2018
Fixed-rate notes and debentures, maturing in	Interest rate
2019	5.05%	$—	$500
2020	2.08%	1,000	1,000
2021	3.50%	700	700
2022	2.55%	1,500	1,500
2023	3.25%	1,050	1,050
2025	2.93%	1,500	1,500
2026	7.75% - 7.88%	527	527
2027	3.20%	750	750
2028	3.25%	2,000	2,000
2031	7.75%	466	466
2040	5.05%	300	300
2043	4.75%	950	950
2045	3.85%	600	600
2047	4.03%	2,250	2,250
Credit facilities	1.89%	78	108
Other	Various	272	272
Debt issuance costs		(64)	(73)
Total long-term debt		13,879	14,400
Less: current portion(1)		1,109	517
Long-term debt, net of current portion		$12,770	$13,883

(1) The current portion of long-term debt is recorded in Other current liabilities in the consolidated statements of financial position.
The estimated fair value of long-term debt was $15.1 billion and $14.3 billion as of December 31, 2019 and 2018, respectively. We calculated the fair value of long-term debt using Level 2 inputs, based on interest rates available for debt with terms and maturities similar to the company’s existing debt arrangements.
Indentures underlying long-term debt issued by the company or its subsidiaries contain various restrictions with respect to the issuer, including one or more restrictions relating to limitations on liens, sale-leaseback arrangements and funded debt of subsidiaries. The majority of these fixed rate notes and debentures are subject to redemption at the company’s discretion at any time prior to maturity in whole or in part at the principal amount plus any make-whole premium and accrued and unpaid interest. Interest on these fixed rate notes and debentures are payable semi-annually in arrears.
Total interest payments, net of interest received, were $521 million, $456 million and $273 million for the years ended December 31, 2019, 2018 and 2017, respectively.

NORTHROP GRUMMAN CORPORATION

Maturities of long-term debt as of December 31, 2019, are as follows:

$ in millions
Year Ending December 31
2020	$1,110
2021	742
2022	1,505
2023	1,053
2024	3
Thereafter	9,532
Total principal payments	13,945
Unamortized premium on long-term debt, net of discount	(2)
Debt issuance costs	(64)
Total long-term debt	$13,879

11. INVESTIGATIONS, CLAIMS AND LITIGATION
On May 4, 2012, the company commenced an action, Northrop Grumman Systems Corp. v. United States, in the U.S. Court of Federal Claims. This lawsuit relates to an approximately $875 million firm fixed-price contract awarded to the company in 2007 by the U.S. Postal Service (USPS) for the construction and delivery of flats sequencing systems (FSS) as part of the postal automation program. The FSS have been delivered. The company’s lawsuit is based on various theories of liability. The complaint seeks approximately $63 million for unpaid portions of the contract price, and approximately $115 million based on the company’s assertions that, through various acts and omissions over the life of the contract, the USPS adversely affected the cost and schedule of performance and materially altered the company’s obligations under the contract. The United States responded to the company’s complaint with an answer, denying most of the company’s claims, and counterclaims seeking approximately $410 million, less certain amounts outstanding under the contract. The principal counterclaim alleges that the company delayed its performance and caused damages to the USPS because USPS did not realize certain costs savings as early as it had expected. On April 2, 2013, the U.S. Department of Justice informed the company of a False Claims Act complaint relating to the FSS contract that was filed under seal by a relator in June 2011 in the U.S. District Court for the Eastern District of Virginia. On June 3, 2013, the United States filed a Notice informing the Court that the United States had decided not to intervene in this case. The relator alleged that the company violated the False Claims Act in a number of ways with respect to the FSS contract, alleged damage to the USPS in an amount of at least approximately $179 million annually, alleged that he was improperly discharged in retaliation, and sought an unspecified partial refund of the contract purchase price, penalties, attorney’s fees and other costs of suit. The relator later voluntarily dismissed his retaliation claim and reasserted it in a separate arbitration, which he also ultimately voluntarily dismissed. On September 5, 2014, the court granted the company’s motion for summary judgment and ordered the relator’s False Claims Act case be dismissed with prejudice. On February 16, 2018, both the company and the United States filed motions to dismiss many of the claims and counterclaims referenced above, in whole or in part. The United States also filed a motion seeking to amend its answer and counterclaim, including to reduce its counterclaim to approximately $193 million, which the court granted on June 11, 2018. On October 17, 2018, the court granted in part and denied in part the parties’ motions to dismiss. After a mediation that did not resolve the dispute, the court has set trial to commence on February 3, 2020, running through March or early April. Although the ultimate outcome of these matters (“the FSS matters,” collectively), including any possible loss, cannot be predicted or reasonably estimated at this time, the company intends vigorously to pursue and defend the FSS matters.
On August 8, 2013, the company received a court-appointed expert’s report in litigation pending in the Second Federal Court of the Federal District in Brazil brought by the Brazilian Post and Telegraph Corporation (ECT), a Brazilian state-owned entity, against Solystic SAS (Solystic), a French subsidiary of the company, and two of its consortium partners. In this suit, commenced on December 17, 2004, and relatively inactive for some period of time, ECT alleges the consortium breached its contract with ECT and seeks damages of approximately R$111 million (the equivalent of approximately $27 million as of December 31, 2019), plus interest, inflation adjustments and attorneys’ fees, as authorized by Brazilian law, which amounts could be significant over time. The original suit sought R$89 million (the equivalent of approximately $22 million as of December 31, 2019) in damages. In October 2013, ECT asserted an additional damage claim of R$22 million (the equivalent of approximately $5 million as of December 31, 2019). In its counterclaim, Solystic alleges ECT breached the contract by wrongfully refusing to accept the equipment Solystic had designed and built and seeks damages of approximately €31 million (the

NORTHROP GRUMMAN CORPORATION

equivalent of approximately $35 million as of December 31, 2019), plus interest, inflation adjustments and attorneys’ fees, as authorized by Brazilian law. The Brazilian court retained an expert to consider certain issues pending before it. On August 8, 2013 and September 10, 2014, the company received reports from the expert, which contain some recommended findings relating to liability and the damages calculations put forth by ECT. Some of the expert’s recommended findings were favorable to the company and others were favorable to ECT. In November 2014, the parties submitted comments on the expert’s most recent report. On June 16, 2015, the court published a decision denying the parties’ request to present oral testimony. In a decision dated November 13, 2018, the trial court ruled in ECT’s favor on one of its claims against Solystic, and awarded damages of R$41 million (the equivalent of approximately $10 million as of December 31, 2019) against Solystic and its consortium partners, with that amount to be adjusted for inflation and interest from November 2004 through any appeal, in accordance with the Manual of Calculations of the Federal Justice, as well as attorneys’ fees. On March 22, 2019, ECT appealed the trial court’s decision to the intermediate court of appeals. Solystic filed its appeal on April 11, 2019. The parties are assessing whether there is a possible path for a negotiated resolution of the dispute.
We are engaged in remediation activities relating to environmental conditions allegedly resulting from historic operations at the former United States Navy and Grumman facilities in Bethpage, New York. For over 20 years, we have worked closely with the United States Navy, the United States Environmental Protection Agency, the New York State Department of Environmental Conservation, the New York State Department of Health and other federal, state and local governmental authorities, to address legacy environmental conditions in Bethpage. We have incurred, and expect to continue to incur, as included in Note 12, substantial remediation costs related to these environmental conditions. The remediation standards or requirements to which we are subject are being reconsidered and may change and costs may increase materially. As discussed in Note 12, the State of New York issued a Feasibility Study and an Amended Record of Decision, seeking to impose additional remedial requirements. The company is engaged in discussions with the State of New York and certain other potentially responsible parties. The State of New York has said that, among other things, it is also evaluating potential natural resource damages. In addition, we are a party to various, and expect to become a party to additional, legal proceedings and disputes related to remediation, costs, allowability and/or alleged environmental impacts in Bethpage, including with federal and state entities, the Navy, local municipalities and water districts, and insurance carriers, as well as class action and individual plaintiffs alleging personal injury and property damage and seeking both monetary and non-monetary relief. These Bethpage matters could result in additional costs, fines, penalties, sanctions, compensatory or other damages (including natural resource damages), determinations on allocation, allowability and coverage, and non-monetary relief. We cannot at this time predict or reasonably estimate the potential cumulative outcomes or ranges of possible liability of these aggregate Bethpage matters.
On August 12, 2016, plaintiffs filed a putative class action complaint in the United States District Court for the Eastern District of Virginia against Orbital ATK and certain individuals, captioned Steven Knurr, et al. v. Orbital ATK, Inc., No. 16-cv-01031 (TSE-MSN). As later amended, the complaint asserted claims on behalf of Orbital ATK shareholders for violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5, and Section 14(a) of the Exchange Act allegedly arising out of false and misleading statements and the failure to disclose that: (i) Orbital ATK lacked effective control over financial reporting; and (ii) as a result, Orbital ATK failed to record an anticipated loss on a long-term contract with the U.S. Army to manufacture and supply small caliber ammunition at the U.S. Army’s Lake City Army Ammunition Plant. The complaint sought damages and other relief. On June 7, 2019, the court approved the parties’ proposal to resolve the litigation for $108 million, subject to certain terms and conditions. The company continues to pursue recovery of allowable costs and coverage litigation against various of its insurance carriers.
The company is a party to various other investigations, lawsuits, arbitration, claims, enforcement actions and other legal proceedings, including government investigations and claims, that arise in the ordinary course of our business. The nature of legal proceedings is such that we cannot assure the outcome of any particular matter. However, based on information available to the company to date, the company does not believe that the outcome of any of these other matters pending against the company is likely to have a material adverse effect on the company’s consolidated financial position as of December 31, 2019, or its annual results of operations and/or cash flows.
12. COMMITMENTS AND CONTINGENCIES
U.S. Government Cost Claims
From time to time, the company is advised of claims by the U.S. government concerning certain potential disallowed costs, plus, at times, penalties and interest. When such findings are presented, the company and U.S. government representatives engage in discussions to enable the company to evaluate the merits of these claims, as well as to assess the amounts being claimed. Where appropriate, provisions are made to reflect the company’s

NORTHROP GRUMMAN CORPORATION

estimated exposure for such potential disallowed costs. Such provisions are reviewed periodically using the most recent information available. The company believes it has adequately reserved for disputed amounts that are probable and reasonably estimable, and that the outcome of any such matters would not have a material adverse effect on its consolidated financial position as of December 31, 2019, or its annual results of operations and/or cash flows.
Environmental Matters
The table below summarizes the amount accrued for environmental remediation costs, management’s estimate of the amount of reasonably possible future costs in excess of accrued costs and the deferred costs expected to be recoverable through overhead charges on U.S. government contracts as of December 31, 2019 and 2018:

$ in millions	Accrued Costs(1)(2)	Reasonably Possible Future Costs in excess of Accrued Costs(2)	Deferred Costs(3)
December 31, 2019	$531	$448	$436
December 31, 2018	461	374	343

(1)	As of December 31, 2019, $148 million is recorded in Other current liabilities and $383 million is recorded in Other non-current liabilities.

(2)
Estimated remediation costs are not discounted to present value. The range of reasonably possible future costs does not take into consideration amounts expected to be recoverable through overhead charges on U.S. government contracts.

(3)
As of December 31, 2019, $119 million is deferred in Prepaid expenses and other current assets and $317 million is deferred in Other non-current assets. These amounts are evaluated for recoverability on a routine basis.

Although management cannot predict whether new information gained as our environmental remediation projects progress, or as changes in facts and circumstances occur, will materially affect the estimated liability accrued, except with respect to Bethpage, we do not anticipate that future remediation expenditures associated with our currently identified projects will have a material adverse effect on the company’s consolidated financial position as of December 31, 2019, or its annual results of operations and/or cash flows. With respect to Bethpage, the State of New York issued a Feasibility Study and an Amended Record of Decision, seeking to impose additional remedial requirements. The company is engaged in discussions with the State of New York and other potentially responsible parties. As discussed in Note 11, the remediation standards or requirements to which we are subject are being reconsidered and may change and costs may increase materially.
Financial Arrangements
In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks and surety bonds issued principally by insurance companies to guarantee the performance on certain obligations. At December 31, 2019, there were $498 million of stand-by letters of credit and guarantees and $182 million of surety bonds outstanding.
Indemnifications
The company has provided indemnifications for certain environmental, income tax and other potential liabilities in connection with certain of its divestitures. The settlement of these liabilities is not expected to have a material adverse effect on the company’s consolidated financial position as of December 31, 2019, or its annual results of operations and/or cash flows.
13. RETIREMENT BENEFITS
Plan Descriptions
U.S. Defined Benefit Pension Plans – The company sponsors several defined benefit pension plans in the U.S. Pension benefits for most participants are based on years of service, age and compensation. It is our policy to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. government regulations, by making payments into benefit trusts separate from the company.
U.S. Defined Contribution Plans – The company also sponsors defined contribution plans covering the majority of its employees, including certain employees covered under collective bargaining agreements. Company contributions vary depending on date of hire, with a majority of employees being eligible for employer matching of employee contributions. Based on date of hire, certain employees are eligible to receive a company non-elective contribution or an enhanced matching contribution in lieu of a defined benefit pension plan benefit. The company’s contributions

NORTHROP GRUMMAN CORPORATION

to these defined contribution plans for the years ended December 31, 2019, 2018 and 2017, were $481 million, $403 million and $344 million, respectively.
Non-U.S. Benefit Plans – The company sponsors several benefit plans for non-U.S. employees. These plans are designed to provide benefits appropriate to local practice and in accordance with local regulations. Some of these plans are funded using benefit trusts separate from the company.
Medical and Life Benefits – The company funds a portion of the costs for certain health care and life insurance benefits for a substantial number of its active and retired employees. In addition to a company and employee cost-sharing feature, the health plans also have provisions for deductibles, co-payments, coinsurance percentages, out-of-pocket limits, conformance to a schedule of reasonable fees, the use of managed care providers and coordination of benefits with other plans. The plans also provide for a Medicare carve-out. The company reserves the right to amend or terminate the plans at any time.
Certain covered employees and dependents are eligible to participate in plans upon retirement if they meet specified age and years of service requirements. The company provides subsidies to reimburse certain retirees for a portion of the cost of individual Medicare-supplemental coverage purchased directly by the retiree through a private insurance exchange. The company has capped the amount of its contributions to substantially all of its remaining postretirement medical and life benefit plans. In addition, after January 1, 2005 (or earlier at some businesses), newly hired employees are not eligible for subsidized postretirement medical and life benefits.
Summary Plan Results
The cost to the company of its retirement benefit plans is shown in the following table:

	Year Ended December 31
	Pension Benefits			Medical and Life Benefits
$ in millions	2019	2018	2017	2019	2018	2017
Components of net periodic benefit cost (benefit)
Service cost	$367	$404	$388	$16	$21	$20
Interest cost	1,360	1,226	1,250	80	76	85
Expected return on plan assets	(2,101)	(2,217)	(1,885)	(92)	(101)	(89)
Amortization of prior service credit	(59)	(58)	(57)	(3)	(21)	(22)
Mark-to-market expense (benefit)	1,783	699	(445)	17	(44)	(91)
Other	—	—	(7)	—	—	—
Net periodic benefit cost (benefit)	$1,350	$54	$(756)	$18	$(69)	$(97)

The table below summarizes the components of changes in unamortized prior service credit for the years ended December 31, 2017, 2018 and 2019:

$ in millions	Pension Benefits	Medical and Life Benefits	Total
Changes in unamortized prior service credit
Amortization of prior service credit	$57	$22	$79
Tax expense	(26)	(9)	(35)
Change in unamortized prior service credit – 2017	31	13	44
Amortization of prior service credit	58	21	79
Tax expense	(14)	(5)	(19)
Change in unamortized prior service credit – 2018	44	16	60
Amortization of prior service credit	59	3	62
Tax expense	(14)	(1)	(15)
Change in unamortized prior service credit – 2019	$45	$2	$47

We expect to recognize $60 million and $(4) million of prior year service credit (cost) related to our pension benefit and medical and life benefit plans, respectively, in net periodic benefit cost in 2020.
The following table sets forth the funded status and amounts recognized in the consolidated statements of financial position for the company’s defined benefit retirement plans. Pension benefits data includes the qualified plans, foreign plans and U.S. unfunded non-qualified plans for benefits provided to directors, officers and certain

NORTHROP GRUMMAN CORPORATION

employees. The company uses a December 31 measurement date for its plans.

	Pension Benefits		Medical and Life Benefits
$ in millions	2019	2018	2019	2018
Plan Assets
Fair value of plan assets at beginning of year	$27,150	$27,226	$1,247	$1,338
Net gain (loss) on plan assets	5,025	(1,043)	234	(65)
Employer contributions	221	370	42	38
Participant contributions	8	9	24	25
Benefits paid	(1,763)	(1,685)	(156)	(148)
Acquired plan assets	—	2,293	—	58
Other	5	(20)	1	1
Fair value of plan assets at end of year	30,646	27,150	1,392	1,247
Projected Benefit Obligation
Projected benefit obligation at beginning of year	32,231	31,967	1,930	2,110
Service cost	367	404	16	21
Interest cost	1,360	1,226	80	76
Participant contributions	8	9	24	25
Actuarial loss (gain)	4,708	(2,561)	159	(211)
Benefits paid	(1,763)	(1,685)	(156)	(148)
Acquired benefit obligation	—	2,895	—	50
Other	3	(24)	(5)	7
Projected benefit obligation at end of year	36,914	32,231	2,048	1,930
Funded status	$(6,268)	$(5,081)	$(656)	$(683)

Classification of amounts recognized in the consolidated statements of financial position
Non-current assets	$124	$77	$151	$124
Current liability	(173)	(164)	(47)	(46)
Non-current liability	(6,219)	(4,994)	(760)	(761)

The accumulated benefit obligation for all defined benefit pension plans was $36.5 billion and $31.9 billion at December 31, 2019 and 2018, respectively.
Amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets are as follows:

	December 31
$ in millions	2019	2018
Projected benefit obligation	$34,715	$30,259
Accumulated benefit obligation	34,305	29,961
Fair value of plan assets	28,324	25,101

NORTHROP GRUMMAN CORPORATION

Plan Assumptions
On a weighted-average basis, the following assumptions were used to determine benefit obligations and net periodic benefit cost:

	Pension Benefits		Medical and Life Benefits
	2019	2018	2019	2018
Assumptions used to determine benefit obligation at December 31
Discount rate	3.39%	4.31%	3.35%	4.30%
Initial cash balance crediting rate assumed for the next year	2.39%	3.00%
Rate to which the cash balance crediting rate is assumed to increase (the ultimate rate)	2.64%	3.25%
Year that the cash balance crediting rate reaches the ultimate rate	2025	2024
Rate of compensation increase	3.00%	3.00%
Initial health care cost trend rate assumed for the next year			5.90%	6.20%
Rate to which the health care cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the health care cost trend rate reaches the ultimate trend rate			2023	2023
Assumptions used to determine benefit cost for the year ended December 31
Discount rate	4.31%	3.68%	4.30%	3.66%
Initial cash balance crediting rate assumed for the next year	3.00%	2.75%
Rate to which the cash balance crediting rate is assumed to increase (the ultimate rate)	3.25%	3.00%
Year that the cash balance crediting rate reaches the ultimate rate	2024	2023
Expected long-term return on plan assets	8.00%	8.00%	7.67%	7.65%
Rate of compensation increase	3.00%	3.00%
Initial health care cost trend rate assumed for the next year			6.20%	6.50%
Rate to which the health care cost trend rate is assumed to decline (the ultimate trend rate)			5.00%	5.00%
Year that the health care cost trend rate reaches the ultimate trend rate			2023	2023

Plan Assets and Investment Policy
Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. Through consultation with our investment management team and outside investment advisers, management develops expected long-term returns for each of the plans’ strategic asset classes. In doing so, we consider a number of factors, including our historical investment performance, current market data such as yields/price-earnings ratios, historical market returns over long periods and periodic surveys of investment managers’ expectations. Liability studies are conducted on a regular basis to provide guidance in setting investment goals with an objective to balance risk. Risk targets are established and monitored against acceptable ranges.
Our investment policies and procedures are designed to ensure the plans’ investments are in compliance with the Employee Retirement Income Security Act (ERISA). Guidelines are established defining permitted investments within each asset class. Derivatives are used for transitioning assets, asset class rebalancing, managing currency risk and for management of fixed-income and alternative investments.
For the majority of the plans’ assets, the investment policies require that the asset allocation be maintained within the following ranges as of December 31, 2019:

Asset Allocation Ranges
Cash and cash equivalents	0% - 12%
Global public equities	30% - 50%
Fixed-income securities	20% - 40%
Alternative investments	18% - 38%

NORTHROP GRUMMAN CORPORATION

The table below provides the fair values of the company’s pension and Voluntary Employee Beneficiary Association (VEBA) trust plan assets at December 31, 2019 and 2018, by asset category. The table also identifies the level of inputs used to determine the fair value of assets in each category. See Note 1 for the definitions of these levels. Certain investments that are measured at fair value using NAV per share (or its equivalent) as a practical expedient are not required to be categorized in the fair value hierarchy table. The total fair value of these investments is included in the table below to permit reconciliation of the fair value hierarchy to amounts presented in the funded status table above. As of December 31, 2019 and 2018, there were no investments expected to be sold at a value materially different than NAV.

	Level 1		Level 2		Level 3		Total
$ in millions	2019	2018	2019	2018	2019	2018	2019	2018
Asset category
Cash and cash equivalents	$233	$209	$2,572	$2,655			$2,805	$2,864
U.S. equities	3,341	2,859					3,341	2,859
International equities	3,271	2,711			$2	$1	3,273	2,712
Fixed-income securities
U.S. Treasuries	20	26	2,716	1,501			2,736	1,527
U.S. Government Agency			297	322			297	322
Non-U.S. Government			194	206			194	206
Corporate debt	28	34	4,513	4,141			4,541	4,175
Asset backed			892	297			892	297
High yield debt	30	11	104	153			134	164
Bank loans			33	20			33	20
Other assets	(9)	15	59	51	2	2	52	68
Investments valued using NAV as a practical expedient
U.S. equities							1,131	1,170
International equities							5,636	4,017
Fixed-income funds							438	1,386
Hedge funds							246	351
Opportunistic investments							1,459	1,367
Private equity funds							2,454	2,510
Real estate funds							2,376	2,382
Fair value of plan assets at the end of the year	$6,914	$5,865	$11,380	$9,346	$4	$3	$32,038	$28,397

There were no transfers of plan assets between the three levels of the fair value hierarchy during the years ended December 31, 2019 and 2018.
Generally, investments are valued based on information in financial publications of general circulation, statistical and valuation services, records of security exchanges, appraisal by qualified persons, transactions and bona fide offers. Cash and cash equivalents are predominantly held in money market or short-term investment funds. U.S. and international equities consist primarily of common stocks and institutional common trust funds. Investments in certain equity securities, which include domestic and international securities and registered investment companies, and exchange-traded funds with fixed income strategies are valued at the last reported sales or quoted price on the last business day of the reporting period. Fair values for certain fixed-income securities, which are not exchange-traded, are valued using third-party pricing services.
Other assets include derivative assets with a fair value of $49 million and $76 million, derivative liabilities with a fair value of $53 million and $52 million, and net notional amounts of $3.6 billion and $3.2 billion, as of December 31, 2019 and 2018, respectively. Derivative instruments may include exchange traded futures contracts, interest rate swaps, options on futures and swaps, currency contracts, total return swaps and credit default swaps. Notional amounts do not quantify risk or represent assets or liabilities of the pension and VEBA trusts, but are used in the calculation of cash settlement under the contracts. The volume of derivative activity is commensurate with the

NORTHROP GRUMMAN CORPORATION

amounts disclosed at year-end. Certain derivative financial instruments within the pension trust are subject to master netting agreements with certain counterparties.
Investments in certain equity and fixed-income funds, which include common/collective trust funds, and alternative investments, including hedge funds, opportunistic investments, private equity funds and real estate funds, are valued based on the NAV derived by the investment managers, as a practical expedient, and are described further below.
U.S. and International equities: Generally, redemption periods are daily or monthly with a notice requirement less than 30 days. As of December 31, 2019 and 2018, there were no unfunded commitments.
Fixed-income funds: Redemption periods are daily, monthly or quarterly with various notice requirements but generally are less than 30 days. As of December 31, 2019 and 2018, there were no unfunded commitments.
Hedge funds: Generally, redemption periods are monthly or quarterly with notice requirements from 30 to 95 days. As of December 31, 2019, unfunded commitments were $8 million. There were no unfunded commitments as of December 31, 2018.
Opportunistic investments: Opportunistic investments are primarily held in partnerships with a 5-10 year life. As of December 31, 2019 and 2018, unfunded commitments were $1.3 billion and $1.1 billion, respectively.
Private equity funds: The term of each fund is typically 10 or more years and the fund’s investors do not have an option to redeem their interest in the fund. As of December 31, 2019 and 2018, unfunded commitments were $1.9 billion and $1.8 billion, respectively.
Real estate funds: Consists of closed-end real estate funds and infrastructure funds with terms that are typically 10 or more years. This class also contains open-end funds that generally allow investors to redeem their interests in the fund. As of December 31, 2019 and 2018, unfunded commitments were $60 million and $73 million, respectively.
For the years ended December 31, 2019 and 2018, the defined benefit pension and VEBA trusts did not hold any Northrop Grumman common stock.
Benefit Payments
The following table reflects estimated future benefit payments for the next ten years, based upon the same assumptions used to measure the benefit obligation, and includes expected future employee service, as of December 31, 2019:

$ in millions	Pension Plans	Medical and Life Plans	Total
Year Ending December 31
2020	$1,849	$151	$2,000
2021	1,898	150	2,048
2022	1,947	139	2,086
2023	1,991	138	2,129
2024	2,039	136	2,175
2025 through 2029	10,702	630	11,332

In 2020, the company expects to contribute the required minimum funding of approximately $96 million to its pension plans and approximately $44 million to its medical and life benefit plans. During the year ended December 31, 2019, the company made voluntary pension contributions of $120 million.
14. STOCK COMPENSATION PLANS AND OTHER COMPENSATION ARRANGEMENTS
Stock Compensation Plans
At December 31, 2019, the company had stock-based compensation awards outstanding under the following shareholder-approved plans: the 2011 Long-Term Incentive Stock Plan (2011 Plan), applicable to employees and non-employee directors, and the 1993 Stock Plan for Non-Employee Directors (1993 SPND).
Employee Plans – In May 2015, the company’s shareholders approved amendments to the 2011 Plan. These amendments provided that shares issued under the plan would be counted against the aggregate share limit on a one-for-one basis. As amended, 5.1 million shares plus 2.4 million of newly authorized shares were available for issuance under the 2011 Plan; as of December 31, 2019, 5.5 million shares remain available for issuance.
The 2011 Plan provides for the following equity awards: stock options, stock appreciation rights (SARs) and stock awards. Under the 2011 Plan, no SARs have been granted and there are no outstanding stock options. Stock awards include restricted performance stock rights (RPSR) and restricted stock rights (RSR). RPSRs generally vest and are

NORTHROP GRUMMAN CORPORATION

paid following the completion of a three-year performance period, based primarily on achievement of financial objectives determined by the Board. RSRs generally vest 100% after three years. Each includes dividend equivalents, which are paid concurrently with the RPSR or RSR. The terms of equity awards granted under the 2011 Plan provide for accelerated vesting, and in some instances forfeiture, of all or a portion of an award upon termination of employment.
Non-Employee Director Plans – Awards to non-employee directors are made pursuant to the Northrop Grumman Corporation Equity Grant Program for Non-Employee Directors under the 2011 Plan (the Director Program), which was amended and restated effective January 1, 2016. Under the amended Director Program, each non-employee director is awarded an annual equity grant in the form of Automatic Stock Units, which vest on the one-year anniversary of the grant date. Directors may elect to have all or any portion of their Automatic Stock Units paid on (A) the earlier of (i) the beginning of a specified calendar year after the vesting date or (ii) their separation from service as a member of the Board, or (B) on the vesting date.
Directors also may elect to defer to a later year all or a portion of their remaining cash retainer or committee retainer fees into a stock unit account as Elective Stock Units or in alternative investment options. Elective Stock Units are awarded on a quarterly basis. Directors may elect to have all or a portion of their Elective Stock Units paid on the earlier of (i) the beginning of a specified calendar year or (ii) their separation from service as a member of the Board. Stock units awarded under the Director Program are paid out in an equivalent number of shares of Northrop Grumman common stock. Directors are credited with dividend equivalents in connection with the accumulated stock units until the shares of common stock relating to such stock units are issued.
Compensation Expense
Stock-based compensation expense for the years ended December 31, 2019, 2018 and 2017 was $127 million, $86 million and $94 million, respectively. The related tax benefits for stock-based compensation for the years ended December 31, 2019, 2018 and 2017 were $14 million, $27 million and $48 million, respectively.
At December 31, 2019, there was $101 million of unrecognized compensation expense related to unvested stock awards granted under the company’s stock-based compensation plans. These amounts are expected to be charged to expense over a weighted-average period of 1.3 years.
Stock Awards
Compensation expense for stock awards is measured at the grant date based on the fair value of the award and is recognized over the vesting period (generally three years). The fair value of stock awards and performance stock awards is determined based on the closing market price of the company’s common stock on the grant date. The fair value of market-based stock awards is determined at the grant date using a Monte Carlo simulation model. For purposes of measuring compensation expense for performance awards, the number of shares ultimately expected to vest is estimated at each reporting date based on management’s expectations regarding the relevant performance criteria.

NORTHROP GRUMMAN CORPORATION

Stock award activity for the years ended December 31, 2017, 2018 and 2019, is presented in the table below. Vested awards do not include any adjustments to reflect the final performance measure for issued shares.

	Stock Awards (in thousands)	Weighted- Average Grant Date Fair Value Per Share	Weighted- Average Remaining Contractual Term (in years)
Outstanding at January 1, 2017	1,148	$167	1.3
Granted	397	233
Vested	(521)	152
Forfeited	(86)	198
Outstanding at December 31, 2017	938	$192	1.0
Granted	376	321
Vested	(455)	181
Forfeited	(63)	250
Outstanding at December 31, 2018	796	$244	0.8
Granted	339	274
Vested	(383)	222
Forfeited	(51)	280
Outstanding at December 31, 2019	701	$278	0.9

The majority of our stock awards are granted annually during the first quarter.
The grant date fair value of shares issued in settlement of fully vested stock awards was $119 million, $93 million and $96 million during the years ended December 31, 2019, 2018 and 2017, respectively.
Cash Awards
The company grants certain employees cash units (CUs) and cash performance units (CPUs). Depending on actual performance against financial objectives, recipients of CPUs earn between 0 and 200 percent of the original grant. The following table presents the minimum and maximum aggregate payout amounts related to those cash awards granted for the periods presented:

	Year Ended December 31
$ in millions	2019	2018	2017
Minimum aggregate payout amount	$36	$36	$38
Maximum aggregate payout amount	203	205	201

The majority of our cash awards are granted annually during the first quarter. CUs typically vest and settle in cash on the third anniversary of the grant date, while CPUs generally vest and pay out in cash based primarily on the achievement of financial metrics over a three-year period. At December 31, 2019, there was $133 million of unrecognized compensation expense related to cash awards.
15. LEASES
As described in Note 1, effective January 1, 2019, we adopted ASC 842 using the optional transition method. In accordance with the optional transition method, we did not recast the prior period consolidated financial statements and all prior period amounts and disclosures are presented under ASC 840. Finance leases are not material to our consolidated financial statements and are therefore not included in the following disclosures.

NORTHROP GRUMMAN CORPORATION

Total Lease Cost
Total lease cost is included in Product and Service costs and G&A expenses in the consolidated statement of earnings and comprehensive income and is recorded net of immaterial sublease income. Total lease cost is comprised of the following:

$ in millions	Year Ended December 31, 2019
Operating lease cost	$318
Variable lease cost	11
Short-term lease cost	75
Total lease cost	$404

Supplemental Balance Sheet Information
Supplemental operating lease balance sheet information consists of the following:

$ in millions	December 31, 2019
Operating lease right-of-use assets	$1,511

Other current liabilities	261
Operating lease liabilities	1,308
Total operating lease liabilities	$1,569

Other Supplemental Information
Other supplemental operating lease information consists of the following:

$ in millions	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of operating lease liabilities	$307
Right-of-use assets obtained in exchange for new lease liabilities	462

Weighted average remaining lease term	11.6 years
Weighted average discount rate	3.8%

Maturities of Lease Liabilities
Maturities of operating lease liabilities as of December 31, 2019 are as follows:

$ in millions
Year Ending December 31
2020	$300
2021	262
2022	224
2023	185
2024	146
Thereafter	875
Total lease payments	1,992
Less: imputed interest	(423)
Present value of operating lease liabilities	$1,569

As of December 31, 2019, we have approximately $125 million in rental commitments for real estate leases that have not yet commenced. These leases are expected to commence in 2020 and 2021 with lease terms of 3 to 11 years.

NORTHROP GRUMMAN CORPORATION

Rental expense for operating leases classified under ASC 840 for the years ended December 31, 2018 and 2017 were $375 million and $300 million, respectively. These amounts are net of immaterial amounts of sublease income. As of December 31, 2018, future minimum lease payments under long-term non-cancelable operating leases as classified under ASC 840 were as follows:

$ in millions
Year Ending December 31
2019	$312
2020	270
2021	221
2022	186
2023	152
Thereafter	939
Total minimum lease payments	$2,080

16. SEGMENT INFORMATION
The company is aligned in four operating sectors, which also comprise our reportable segments: Aeronautics Systems, Defense Systems, Mission Systems and Space Systems.
The following table presents sales and operating income by segment:

	Year Ended December 31
$ in millions	2019	2018	2017
Sales
Aeronautics Systems	$11,116	$10,293	$9,040
Defense Systems	7,495	6,612	5,479
Mission Systems	9,410	8,949	8,460
Space Systems	7,425	5,845	4,719
Intersegment eliminations	(1,605)	(1,604)	(1,694)
Total sales	33,841	30,095	26,004
Operating income
Aeronautics Systems	1,170	1,107	848
Defense Systems	781	690	534
Mission Systems	1,382	1,215	1,157
Space Systems	781	635	578
Intersegment eliminations	(205)	(200)	(214)
Total segment operating income	3,909	3,447	2,903
Net FAS (service)/CAS pension adjustment	465	613	638
Unallocated corporate expense	(405)	(280)	(323)
Total operating income	$3,969	$3,780	$3,218

Net FAS (Service)/CAS Pension Adjustment
For financial statement purposes, we account for our employee pension plans in accordance with FAS. However, the cost of these plans is charged to our contracts in accordance with the FAR and the related CAS. The net FAS (service)/CAS pension adjustment reflects the difference between CAS pension expense included as cost in segment operating income and the service cost component of FAS expense included in total operating income.
Unallocated Corporate Expense
Unallocated corporate expense includes the portion of corporate costs not considered allowable or allocable under applicable CAS or FAR, and therefore not allocated to the segments, such as a portion of management and administration, legal, environmental, compensation, retiree benefits and other corporate unallowable costs. Unallocated corporate expense also includes costs not considered part of management’s evaluation of segment

NORTHROP GRUMMAN CORPORATION

operating performance, such as amortization of purchased intangible assets and the additional depreciation expense related to the step-up in fair value of property, plant and equipment acquired through business combinations.
Disaggregation of Revenue

Sales by Customer Type	Year Ended December 31
	2019		2018		2017
$ in millions	$	%(3)	$	%(3)	$	%(3)
Aeronautics Systems
U.S. government (1)	$9,258	83%	$8,732	85%	$7,817	86%
International (2)	1,688	15%	1,402	13%	1,107	12%
Other customers	67	1%	86	1%	70	1%
Intersegment sales	103	1%	73	1%	46	1%
Aeronautics Systems sales	11,116	100%	10,293	100%	9,040	100%
Defense Systems
U.S. government (1)	4,952	66%	4,132	62%	3,422	62%
International (2)	1,442	19%	1,249	19%	726	13%
Other customers	410	6%	481	7%	357	7%
Intersegment sales	691	9%	750	12%	974	18%
Defense Systems sales	7,495	100%	6,612	100%	5,479	100%
Mission Systems
U.S. government (1)	6,765	72%	6,501	73%	6,186	73%
International (2)	1,839	19%	1,653	18%	1,565	18%
Other customers	78	1%	77	1%	71	1%
Intersegment sales	728	8%	718	8%	638	8%
Mission Systems sales	9,410	100%	8,949	100%	8,460	100%
Space Systems
U.S. government (1)	6,959	94%	5,431	93%	4,544	96%
International (2)	185	2%	130	2%	54	1%
Other customers	198	3%	221	4%	85	2%
Intersegment sales	83	1%	63	1%	36	1%
Space Systems sales	7,425	100%	5,845	100%	4,719	100%
Total
U.S. government (1)	27,934	83%	24,796	82%	21,969	85%
International (2)	5,154	15%	4,434	15%	3,452	13%
Other customers	753	2%	865	3%	583	2%
Total Sales	$33,841	100%	$30,095	100%	$26,004	100%

(1)
Sales to the U.S. government include sales from contracts for which we are the prime contractor, as well as those for which we are a subcontractor and the ultimate customer is the U.S. government. Each of the company’s segments derives substantial revenue from the U.S. government.

(2) International sales include sales from contracts for which we are the prime contractor, as well as those for which we are a subcontractor and the ultimate customer is an international customer. These sales include foreign military sales contracted through the U.S. government.
(3) Percentages calculated based on total segment sales.

NORTHROP GRUMMAN CORPORATION

Sales by Contract Type	Year Ended December 31
	2019		2018		2017
$ in millions	$	%(1)	$	%(1)	$	%(1)
Aeronautics Systems
Cost-type	$5,299	48%	$5,066	50%	$4,743	53%
Fixed-price	5,714	52%	5,154	50%	4,251	47%
Intersegment sales	103		73		46
Aeronautics Systems sales	11,116		10,293		9,040
Defense Systems
Cost-type	2,509	37%	2,386	41%	2,354	52%
Fixed-price	4,295	63%	3,476	59%	2,151	48%
Intersegment sales	691		750		974
Defense Systems sales	7,495		6,612		5,479
Mission Systems
Cost-type	3,335	38%	3,099	38%	2,919	37%
Fixed-price	5,347	62%	5,132	62%	4,903	63%
Intersegment sales	728		718		638
Mission Systems sales	9,410		8,949		8,460
Space Systems
Cost-type	5,336	73%	4,453	77%	4,181	89%
Fixed-price	2,006	27%	1,329	23%	502	11%
Intersegment sales	83		63		36
Space Systems sales	7,425		5,845		4,719
Total
Cost-type	16,479	49%	15,004	50%	14,197	55%
Fixed-price	17,362	51%	15,091	50%	11,807	45%
Total Sales	$33,841		$30,095		$26,004

(1)	Percentages calculated based on external customer sales.

NORTHROP GRUMMAN CORPORATION

Sales by Geographic Region	Year Ended December 31
	2019		2018		2017
$ in millions	$	%(2)	$	%(2)	$	%(2)
Aeronautics Systems
United States	$9,325	85%	$8,818	86%	$7,887	88%
Asia/Pacific	810	7%	677	7%	635	7%
All other (1)	878	8%	725	7%	472	5%
Intersegment sales	103		73		46
Aeronautics Systems sales	11,116		10,293		9,040
Defense Systems
United States	5,362	79%	4,613	79%	3,779	84%
Asia/Pacific	369	5%	365	6%	194	4%
All other (1)	1,073	16%	884	15%	532	12%
Intersegment sales	691		750		974
Defense Systems sales	7,495		6,612		5,479
Mission Systems
United States	6,843	79%	6,578	80%	6,257	80%
Asia/Pacific	637	7%	592	7%	617	8%
All other (1)	1,202	14%	1,061	13%	948	12%
Intersegment sales	728		718		638
Mission Systems sales	9,410		8,949		8,460
Space Systems
United States	7,157	98%	5,652	98%	4,629	99%
Asia/Pacific	20	—%	32	—%	15	—%
All other (1)	165	2%	98	2%	39	1%
Intersegment sales	83		63		36
Space Systems sales	7,425		5,845		4,719
Total
United States	28,687	85%	25,661	85%	22,552	87%
Asia/Pacific	1,836	5%	1,666	6%	1,461	5%
All other (1)	3,318	10%	2,768	9%	1,991	8%
Total Sales	$33,841		$30,095		$26,004

(1)	All other is principally comprised of Europe and the Middle East.

(2)	Percentages calculated based on external customer sales.

NORTHROP GRUMMAN CORPORATION

Intersegment Sales and Operating Income
Sales between segments are recorded at values that include intercompany operating income for the performing segment based on that segment’s estimated average operating margin rate for external sales. Such intercompany operating income is eliminated in consolidation, so that the company’s total sales and total operating income reflect only those transactions with external customers. See Note 1 for additional information.
The following table presents intersegment sales and operating income before eliminations:

	Year Ended December 31
$ in millions	2019		2018		2017
	Sales	Operating Income	Sales	Operating Income	Sales	Operating Income
Intersegment sales and operating income
Aeronautics Systems	$103	$10	$73	$8	$46	$5
Defense Systems	691	74	750	74	974	97
Mission Systems	728	113	718	115	638	106
Space Systems	83	8	63	3	36	6
Total	$1,605	$205	$1,604	$200	$1,694	$214

Assets
Substantially all of the company’s operating assets are located in the U.S. The following table presents assets by segment:

	December 31
$ in millions	2019	2018
Assets
Aeronautics Systems	$9,104	$8,396
Defense Systems	7,420	7,178
Mission Systems	9,934	9,400
Space Systems	10,595	9,148
Corporate assets(1)	4,036	3,531
Total assets	$41,089	$37,653

(1)	Corporate assets principally consist of cash and cash equivalents, refundable taxes, deferred tax assets, property, plant and equipment and marketable securities.
Capital Expenditures and Depreciation and Amortization
The following table presents capital expenditures and depreciation and amortization by segment:

	Year Ended December 31
$ in millions	2019	2018	2017	2019	2018	2017
	Capital Expenditures			Depreciation and Amortization(1)
Aeronautics Systems	$528	$657	$574	$224	$190	$164
Defense Systems	71	66	14	44	65	47
Mission Systems	229	197	158	133	121	117
Space Systems	352	226	98	189	130	77
Corporate	84	103	84	428	294	70
Total	$1,264	$1,249	$928	$1,018	$800	$475

(1)
Beginning in 2018, corporate amounts include the amortization of purchased intangible assets and the additional depreciation expense related to the step-up in fair value of property, plant and equipment acquired through business combinations as they are not considered part of management’s evaluation of segment operating performance.

NORTHROP GRUMMAN CORPORATION

17. UNAUDITED SELECTED QUARTERLY DATA
Unaudited quarterly financial results are set forth in the following tables and include the operating results of legacy Innovation Systems subsequent to the Merger date. It is the company’s long-standing practice to establish actual interim closing dates using a “fiscal” calendar in which we close our books on a Friday near each quarter-end date, in order to normalize the potentially disruptive effects of quarterly closings on business processes. Similarly, legacy Innovation Systems used a “fiscal” calendar by closing its books on a Sunday near these quarter-end dates. Beginning in the second quarter of 2019, legacy Innovation Systems aligned its “fiscal” calendar with legacy Northrop Grumman. This practice is only used at interim periods within a reporting year.

2019
In millions, except per share amounts	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales	$8,189	$8,456	$8,475	$8,721
Operating income	936	946	951	1,136
Net earnings (loss)	863	861	933	(409)

Basic earnings (loss) per share	5.08	5.07	5.52	(2.43)
Diluted earnings (loss) per share(1)	5.06	5.06	5.49	(2.43)

Weighted-average common shares outstanding	170.0	169.7	169.1	168.4
Weighted-average diluted shares outstanding(1)	170.7	170.3	169.9	168.4

2018
In millions, except per share amounts	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Sales	$6,735	$7,119	$8,085	$8,156
Operating income	848	817	1,172	943
Net earnings	840	789	1,244	356

Basic earnings per share	4.82	4.52	7.15	2.07
Diluted earnings per share	4.79	4.50	7.11	2.06

Weighted-average common shares outstanding	174.3	174.5	174.1	171.8
Weighted-average diluted shares outstanding	175.4	175.4	174.9	172.6

(1)	Fourth quarter 2019 excludes the dilutive effect of awards granted to employees under stock-based compensation plans as such awards would be antidilutive.